Filed Pursuant to Rule 424(b)(3)
Registration No. 333-185557

GREEN EARTH TECHNOLOGIES, INC.

55,147,059 Shares of common stock

This prospectus (this “Prospectus”) relates to the sale, from time to time, by certain stockholders (the “Selling Stockholders”) of up to 55,147,059 shares of our common stock, of which 36,764,706 shares are issuable upon exercise of the conversion rights contained in our 6.0% Secured Convertible Debentures due December 31, 2014 (the “Debentures”) in the aggregate principal of $6,250,000 and 18,382,353 shares are issuable upon exercise of warrants expiring December 31, 2016 (the “Warrants”).  The conversion price of the Debentures and the exercise price of the Warrants are $0.17 and $0.21 per share, respectively.  Please refer to the sections of the Prospectus, entitled “The Debentures and the Warrants” and “The Selling Stockholders” for additional information.

The prices at which the Selling Stockholders may sell the shares of our common stock covered by this Prospectus will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of these shares by the Selling Stockholders.  However, we did realize gross proceeds of $6,250,000 from the sale of the Debentures and Warrants and we will realize gross proceeds of $3,860,294 if all of the Warrants are exercised.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is quoted on the OTC Bulletin Board (the “OTCBB”) under the symbol “GETG.”

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 for a discussion of these risks.

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Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or determined that this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
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The date of this Prospectus is February 27, 2013

You should rely only on the information contained in this Prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different from that which is contained in this Prospectus. This Prospectus may only be used where it is legal to sell these securities. The information in this Prospectus may only be accurate on the date of this document, regardless of the time of delivery of this Prospectus or any sale of securities. Our business, financial condition or results of operations may have changed since that date. This Prospectus contains important information about us that you should read and consider carefully before you decide whether to invest in our common stock. If you have any questions regarding the information in this Prospectus, please contact Greg Adams, our Chief Financial Officer, at: Green Earth Technologies, Inc., 7 West Cross Street Hawthorne, NY 10532, or by phone at (914) 372-4201.

All dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a Prospectus. This is in addition to the dealer’s obligation to deliver a Prospectus when acting as underwriters.

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PROSPECTUS SUMMARY

Overview

We create, develop, market, sell and distribute an array of G-branded, environmentally-friendly, bio-based performance and cleaning products to the automotive aftermarket, outdoor power equipment, well service and marine markets, which includes automobiles, lawn mowers, power washers, chain saws, leaf blowers, hedge trimmers and boats.  Our product categories include performance products, principally lubricants that substitute for petroleum-based motor and engine oils, automotive cleaning products, outdoor cleaning solutions, well stimulation products and surface washing agents.

Our technology platform for manufacturing proprietary and innovative high performing “green” products whose primary brands, G-OIL® and G-CLEAN®, are the end result of company created or sourced intellectual property.    Manufactured domestically under supply and requirement contracts, our proprietary environmentally preferred base oils are comprised of fatty acids procured from either plant and vegetable oils or animal fats.  Our ultimate biodegradable “green-base” replaces traditional petroleum and chemical derived bases typically associated with motor oils and other lubricants as well as cleaning solutions without compromising performance or value.  We believe our products deliver comparable or superior performance at competitive prices, thus giving consumers the ability to “do their part” in protecting the environment without paying more to do so.

We sell the majority of our products directly to retailers and installers as well as through master distribution agreements with wholesalers and contractual arrangements with independent sales and marketing professionals.  Our products are available at a number of national retail outlets and chain stores including Walmart, The Home Depot, Menards, ACE Hardware and Canadian Tire Corporation.  We are actively pursuing relationships with other wholesalers and retailers to include additional major national consumer purchase locations in the household goods, automotive aftermarket, outdoor power equipment market, oil and gas market and marine market.

This Offering

This Prospectus relates to the sale, from time to time, by the Selling Stockholders of up to 55,147,059 issuable upon exercise of conversion rights contained in the Debentures and exercise of the Warrants.  The conversion price of the Debentures and the exercise price of the Warrants are $0.17 and $0.21 per share, respectively.  The Debentures and the Warrants were issued to eight accredited investors (the “Investors”) in a private placement offering from December 2011 through October 2012, raising gross proceeds in the aggregate of $6,250,000.  The Debentures are due and payable on December 31, 2014 and accrue interest at a rate of 6.0% per annum which is paid in cash or shares of common stock, at our sole discretion.  The shares of common stock issuable upon the conversion of the maximum amount of unpaid interest accrued under the Debentures are not included in this resale Prospectus.  The Warrants are exercisable at any time on or before December 31, 2016 for up to 18,382,353 shares of our common stock and allows for cashless exercise.  The number of shares issuable upon exercise of the Warrants equals 50% of the number of shares upon conversion of the $6,250,000 outstanding principal balance of the Debentures.

Risk Factors

Investing in our common stock involves a high degree of risk and you could lose your entire investment.  You should carefully consider the following risks before deciding to purchase shares of our common stock.  This list is not exclusive; there may be other risks not listed here that could adversely impact our business, operations and/or financial condition.

●	A significant portion of our sales is derived from a limited number of customers.

●	We have a history of losses and cash flow deficits and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future.

●
As a result of our ongoing operating losses and negative cash flow, we have significant capital needs and our existing financial resources, including an equity line of credit, will not provide us with sufficient working capital to fund operations and we cannot assure you that we will be able to obtain financing on reasonable or acceptable terms, if at all.

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Our auditors, in their report issued in connection with their audit of our financial statements for the year ended June 30, 2012, included a statement that there is substantial doubt as to our ability to continue as a going concern.

●	A significant portion of our sales is derived from a limited number of customers. For the year ended June 30, 2012, 91% of our net revenue was derived from four customers.

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We rely on a network of strategic partners for basic business critical services, and we have no control over their operations and if any of these relationships terminate, our business and operations may be adversely impacted.

●	We depend on a third party to effectively market and sell our products.

●	We depend on a limited number of suppliers for our products and to provide us with ancillary supply chain services.

●	We have granted the Delta Group a right of first refusal, which could adversely impact our ability to sell the company.

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There are a limited number of suppliers for the bio-base ingredient of our performance products. Our business and results of operations would be adversely affected if we are unable to obtain sufficient quantities of this ingredient from those suppliers at favorable prices.

●
Our future success depends, in part, on our ability to obtain and retain various governmental and industry certifications for our products.  If we fail to do so, our reputation may suffer and our products may not be able to compete effectively.

●	Our future success depends on broad market acceptance of our products, which may not happen.

●	We may not succeed in establishing the “G” brand, which could prevent us from acquiring customers and increasing our revenues.

●	The industry in which we compete is highly competitive.

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As public awareness of the health risks and economic costs of petroleum- and chemical-based products grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

●	We rely on certain key personnel. If any of our key employees leave and we cannot replace them with persons with comparable skills, our business will suffer.

●
Our future success depends on our ability to utilize certain intellectual property rights, some of which belong to third parties and some of which we own.  If we cannot do so, or if we were found to be infringing on the proprietary rights of others, our business could be substantially harmed.

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We have eight stockholders each of whom beneficially owns more than 5% of our stock and who, in the aggregate, beneficially own 78.0% of our stock.  These stockholders in the aggregate own 48.7% of our actual issued and outstanding shares of common stock.

Corporate Information

We were organized under the laws of the State of Delaware on August 7, 2007.

We have one wholly-owned subsidiary, GET Well! Inc., formally GET Manufacturing, Inc., a Delaware corporation incorporated on June 3, 2008.  We do not own equity interests in any other entity.  Our executive offices are located at 1136 Celebration Boulevard, Celebration Florida 34747and our telephone number is (877) 438-4761.  We also maintain a corporate office 7 West Cross Street, Hawthorne, New York 10532, telephone number 914-372-4202.  Our website is accessible at www.getg.com.

OFFERING SUMMARY

Common stock offered by the Selling Stockholders:	55,147,059 shares consisting of:
● up to 36,764,706 shares of common stock issuable upon conversion of principal due on the Debentures; and
● up to 18,382,353 shares of our common stock pursuant to the Warrants.

Common stock outstanding prior to this offering:	156,037,965 shares.

Common stock to be outstanding after giving effect to the issuance of 55,147,059 shares upon conversion of the Debentures and exercise of the Warrants:	211,185,024 shares.

Use of Proceeds:
We will receive no proceeds from the sale of shares of common stock in this offering.  However, we may receive up to $3,860,294 upon exercise of the Warrants.  Any proceeds that we receive from the exercise of Warrants will be used as working capital and for general corporate purposes.

Risk factors:	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTCBB:	GETG

SUMMARY FINANCIAL INFORMATION
(in thousands except per share and share data)

Operating Data:

	Six Months Ended December 31,				Year Ended June 30,
	2012		2011		2011	2012
	(unaudited)				(audited)

Net sales		$3,355		$3,419	$7,503	$7,386
Operating expenses	$		$		$17,175	$16,984
Loss from operations		$(4,116)		$(4,748)	$(9,672)	$(9,598)
Net loss		$(4,974)		$(6,952)	$(12,208)	$(11,263)
Basic and diluted loss per common share		$(0.03)		$(0.05)	$(0.09)	$(0.07)
Basic and diluted weighted average number of shares outstanding		154,731,000		151,542,000	140,461,000	151,996,000

Balance Sheet Data:

	At December 31, 2012	At June 30, 2012
	(unaudited)	(audited)

Total assets	$9,790	$3,597
Total liabilities	$22,516	$12,104
Working capital deficit	$12,879	$(9,576)

RISK FACTORS

The consolidated financial statements and notes thereto included in this Prospectus and the related discussion describe and analyze our business operations and financial performance and condition for the periods indicated. For the most part, this information is historical. Our prior results, however, are not necessarily indicative of our future performance and/or financial condition. We, therefore, have included the following discussion of various risk factors which, we believe, could affect our future performance and/or financial condition. These risk factors could cause our future performance or financial condition to differ materially from our prior performance or financial condition or from our expectations or estimates of our future performance or financial condition. These risk factors, among others, should be considered in assessing our future prospects and prior to making an investment decision with respect to our stock.

We have a history of losses and cash flow deficits and we expect to continue to operate at a loss and to have negative cash flow for the foreseeable future.

Since our inception in August 2007, we have incurred net losses in every quarter.  At December 31, 2012, we had cumulative net losses of approximately $73,683.  We also have negative cash flows from operations.    For the year ended June 30, 2012 and the six months ended December 31, 2012, we had an operating cash flow deficit of $4,026 and $4,914, respectively.  Historically, we have funded our operations with proceeds from the sale of debt and equity securities and by settling some of our outstanding obligations with issuances of common stock.  Our growth strategy is to increase our market share through a variety of sales and marketing initiatives, which require significant amounts of capital.  We will also need capital to expand our production capacity and distribution capability.  This is likely to result in additional losses and negative cash flow for the foreseeable future.

If we do not raise additional capital, we will not be able to achieve our growth objectives and we may need to curtail or even discontinue operations.

We do not currently have sufficient financial resources to fund operations.  At June 30, 2012 and December 31, 2012 we had a working capital deficit of $9,576 and $12,879, respectively.  Other than an equity credit line in the amount of $15,000, at the present time we have no firm commitments for investment capital and we have no debt facilities, such as a working line of credit or receivables factoring agreement.  Our right to draw on the equity credit line is limited and subject to various conditions.  We cannot assure you that we will be able to satisfy all of these conditions at the time we are in need of funds or that the equity credit line will provide us with sufficient working capital to meet all of our cash needs.  If we require additional capital, new sources for such capital may not be available to us when we need it or may be available only on terms that are unfavorable.  If capital is not available on satisfactory terms, or is not available at all, we may be unable to continue to fully develop our business or take advantage of new business opportunities.  In addition, our results of operations may decline from previous levels or may fail to meet expectations because of the higher cost of capital.  As a result, the price of our publicly traded securities may decline, causing you to lose all or part of your investment.

Our equity line of credit may not provide us with sufficient working capital to fund operations.

Under the terms of the equity line of credit provided to us by Lincoln Park Capital, LLC (“LPC”), we may direct LPC to purchase up to $15,000 worth of shares of our common stock over a 30 month period.  The per share purchase price is the lesser of (1) the lowest sale price of our common stock on the purchase date and (2) the lowest purchase price during the 10 consecutive business days prior to the purchase date.  However, our right to have LPC purchase shares of our common stock is limited and conditional.  For example, we may not require LPC to purchase more than $50 every two days unless the quoted price of a share of our common stock, as reported on the OTCBB electronic trading market exceeds $0.40.  In addition, LPC is not under any obligation to purchase any shares of our common stock on any business day that the quoted price of a share of our common stock is less than $0.20.  The last sale price of a share of our common stock to LPC on November 16, 2012 was $0.20.

The extent to which we rely on LPC as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources.  If obtaining sufficient funding from LPC were to prove unavailable or prohibitively dilutive and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we sell $15,000 worth of our common stock under our agreement with LPC, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

If we cannot continue as a going concern, you will lose your entire investment.

In their report in connection with our financial statements for the fiscal year ended June 30, 2012, our independent registered public accounting firm included an explanatory paragraph stating that because we have incurred net losses and have a net capital deficiency and because we require additional funds to meet our obligations, there is substantial doubt as to our ability to continue as a going concern.  If we cannot continue as a going concern, your entire investment may be worthless.  Our ability to continue as a going concern will depend, in large part, on our ability to obtain additional financing and generate positive cash flow from operations, neither of which is certain.

Our limited operating history makes it difficult for us to accurately forecast our revenues and appropriately plan our expenses.

Revenues and operating results are difficult to forecast because they generally depend on the volume and timing of orders, which, in our case, are uncertain.  Some of our expenses are fixed and, as a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenues.  This inability could cause our net income in a given quarter to be lower than expected or our net loss to be higher than expected.  In addition, our limited operating history makes it difficult to evaluate our business and prospects.  You should consider our business and prospects in light of the risks, uncertainties and difficulties frequently encountered by early stage companies, including limited capital, marketing and sales obstacles and delays, inability to gain customer acceptance, inability to attract and retain high-quality and talented executives and other personnel and significant competition.  If we are unable to successfully address these risks, our business may not grow and/or we may be unable to continue operations.

We rely on a network of strategic partners for basic business critical services, and we have no control over their operations and if any of these relationships terminate, our business and operations may be adversely impacted.

Our strategic partners include (i) Inventek, which supplies us with our cleaning products and our surface washing agent, (ii) the Delta Group, which supplies us with our performance products and which also provides us with various other services such as bottling, packaging, warehousing and shipping, (iii) Marketiquette Inc. for sales and marketing and (iv) Techtronic Industries North America, Inc. ("TTI") for distribution.  The loss of any one of these relationships could have an adverse material impact on our business because we do not have the internal resources to bring any of these functions in-house and we do not believe that we could quickly find a replacement for any of these strategic partners.  We cannot assure you that our relationship with any of these entities will continue or that the services they provide to us will be adequate.  If any of these relationships terminate or the level or quality of the services provided by any of our strategic partners is inadequate, our business, operations and financial condition may be adversely impacted.

We have granted the Delta Group a right of first refusal, which could adversely impact our ability to sell the company.

Under our agreement with the Delta Group, if we try to sell all or substantially all of our assets within one year following the expiration or termination of the agreement, we must provide notice of such a proposed sale to the Delta Group, which then has the right, exercisable within 30 days of its receipt of that notice, to purchase those assets at the price set forth in the notice.  This right of first refusal could adversely impact the price a buyer would be willing to pay for our assets.

We depend on a third party to effectively market and sell our products.

We depend on Marketiquette to market and sell our products as well as provide leadership services to our organization.   Jeff Loch, one of our founders and currently our President and Chief Marketing Officer, together with his wife are the co-owners of Marketiquette and is particularly knowledgeable about the automotive and household products industries, our two principal markets. Marketiquette has developed and implemented marketing programs for our products and built a sales force of approximately 100 sales professionals to sell our products. Marketiquette has also led identification of prospective new markets and related development of proprietary products.

Our agreement with Marketiquette, as amended to date, automatically renews for an unlimited number of three-year terms and can be terminated by either party upon one year prior notice. If the agreement is terminated or if Marketiquette is not able to continue to effectively market and sell our products, we will either engage a new marketing firm or develop our own internal sales and marketing department. We cannot assure you that we will be able to achieve either of these alternatives. In particular, building a sales and marketing department will take time and require significant amounts of capital. This could force us to redirect our resources away from critical areas of our business.  It could also distract our senior executives from their other duties.

We depend on a limited number of suppliers for our products and to provide us with ancillary supply chain services.  If our suppliers cannot provide us with a sufficient quantity of high quality products on a timely basis, our reputation may be impaired, which, in turn, could adversely impact our business, results of operations and financial condition.

We rely on Inventek to supply us with our cleaning products and our surface washing agent, on Infineum to provide us with our marine oil and on the Delta Group to supply us with our performance products.  We also rely on the Delta Group to provide us with testing, bottling, packaging, warehousing and shipping services.  If our relationship with our suppliers were to terminate, we may not be able to find another supplier that could provide us with comparable replacement product.  In addition, if any of these suppliers fail to provide us with product in a timely manner or in sufficient quantities or if the quality of the product they produce is below that which our customers expect, our ability to satisfy customer demand will be adversely impacted and our reputation will be harmed.  In turn, this may adversely impact our ability to generate revenues and profits.  Both Inventek and Infineum use their own respective proprietary technology and know-how to produce these products and we have little or no control over its methods of operations, including its processes and production schedules.

A number of factors may affect the timely delivery of our performance and cleaning products, including production capacity, the availability of raw materials (i.e., beef tallow and plant oils), labor issues (such as strikes, slow-downs and lock-outs), natural phenomena (such as inclement weather, tornados and earthquakes) and service disruptions (such as gas leaks and power outages).  Similarly, the quality of our products may be adversely affected if our suppliers fail to blend the ingredients properly, if there are shortages of key ingredients or if we have to use a different supplier or suppliers.  For example, if we are unable to obtain the bio-base from our suppliers, and we are unable to remedy the disruption within a reasonable time, we may have to reformulate our performance products, which would divert resources from other projects and add to product costs.  This reformulation may take a substantial period of time, and we may be unable to maintain the “green” properties or performance qualities of our products or obtain necessary industry certifications on a timely basis, if at all.  We cannot assure you that there are other suppliers that have the know-how or capability to supply us with a sufficient quantity of products of comparable quality.  Products produced from a different bio-base or from a different supplier are likely to have a different formulation with different characteristics and may be inferior in terms of their performance. This could have a material adverse impact on our reputation, which could negatively affect our revenues.

There are a limited number of suppliers for the bio-base ingredient of our performance products.  Our business and results of operations would be adversely affected if we are unable to obtain sufficient quantities of this ingredient from those suppliers at favorable prices.

We rely on a limited number of suppliers for all of our products.  One of our strategic goals is to diversify our supply base in order to reduce the risk of depending on a limited number of suppliers.  However, we cannot assure you we will be able to expand our supply base as there are a limited number of producers of bio-based performance and cleaning products that would satisfy our standards for quality and performance.  As a result, we would have limited options if we are unable to negotiate supply agreements with the larger consolidated suppliers on favorable terms.  A significant decrease in the availability of bio-based ingredients or increase in costs would materially and adversely affect our business and results of operations.

Our future success depends, in part, on our ability to obtain and retain various certifications for our products.  If we fail to do so, our reputation may suffer and our products may not be able to compete effectively.

We are required to comply with certain governmental guidelines in order to market our products as biodegradable.  The cost to comply with the Federal Trade Commission’s Guides for the Use of Environmental Marketing Claims is significant.  However, if we fail to comply with these guidelines, or any other applicable regulations, or if we fail to maintain required permits or licenses, we may be subject to substantial fines or revocation of our permits and authorities.  Further, we must achieve and maintain certain certifications on our performance products based on performance tests established by API and ASTM in order to compete with the petroleum-based products of our competitors.  Failure to achieve or maintain the proper API certifications could have a material adverse impact on our reputation and our ability to sell our products, which could negatively affect our business, financial condition and results of operations.

Our future success depends on broad market acceptance of our products, which may not happen.

Our entire business is based on the assumption that the demand for non-toxic, environmentally-friendly performance and cleaning products will develop and grow.  We cannot assure you that this assumption is or will be correct.  The market for environmentally-friendly products is relatively new and currently is quite small.  As is typical of a new and rapidly evolving industry, the demand for, and market acceptance of, “green-based” products is highly uncertain.  In order to be successful, we must convince retailers to stock our products and educate consumers that our products perform as well as the petroleum- and chemical-based products they currently use and that the benefit of using our products is worth any additional cost.  We believe that one of the major obstacles we face is the lack of knowledge of the importance of reducing the use of petroleum- and chemical-based products from an environmental and health perspective.  We spend a considerable amount of our marketing budget educating consumers on the benefits associated with using our products as well as proving that our products work as well as the existing products they are accustomed to using.  We can provide no assurances that these efforts will be successful or result in increased revenue.  Similarly, we cannot assure you that the demand for our products will become widespread.  If the market for our products fails to develop or develops more slowly than we anticipate, our business could be adversely affected.

We may not succeed in establishing the “G” brand, which could prevent us from acquiring customers and increasing our revenues.

A significant element of our business strategy is to build market share by continuing to promote and establish our “G” brand.  If we cannot establish our brand identity, we may fail to build the critical mass of customers required to substantially increase our revenues.  Promoting and positioning our brand will depend largely on the success of our sales and marketing efforts and our ability to provide a consistent, high quality customer experience.  To promote our brand, we expect that we will incur substantial expenses related to advertising and other marketing efforts.  If our brand promotion activities fail, our ability to attract new customers and maintain customer relationships will be adversely affected, and, as a result, our financial condition and results of operations will suffer.  Gaining market share for our G-branded products may prove to be extremely difficult as many of our competitors – including major oil and consumer products companies – are larger and better capitalized.  Consequently, the rate of growth for sales of our G-branded performance and cleaning products may be slower than we have anticipated.  If we are unable to successfully achieve market acceptance of our products, our future results of operations and financial condition will be adversely affected.

As public awareness of the health risks and economic costs of petroleum- and chemical-based products grows, we expect competition to increase, which could make it more difficult for us to grow and achieve profitability.

We expect competition to increase as awareness of the environmental and health risks associated with petroleum- and chemical-based products increases and as we demonstrate the success of efficacy of our bio-based products.  A rapid increase in competition could negatively affect our ability to develop new and retain our existing clients and the prices that we can charge.  Many of our competitors and potential competitors have substantially greater financial resources, customer support, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships than we do.  We cannot be sure that we will have the resources or expertise to compete successfully.  Compared to us, our competitors may be able to:

●	develop and expand their products and services more quickly;
●	adapt faster to new or emerging technologies and changing customer needs and preferences;
●	take advantage of acquisitions and other opportunities more readily;
●	negotiate more favorable agreements with vendors and customers;
●	devote greater resources to marketing and selling their products or services; and
●	address customer service issues more effectively.

Some of our competitors may also be able to increase their market share by providing customers with additional benefits or by reducing their prices.  We cannot be sure that we will be able to match price reductions by our competitors.  In addition, our competitors may form strategic relationships to better compete with us.  These relationships may take the form of strategic investments, joint-marketing agreements, licenses or other contractual arrangements that could increase our competitors’ ability to serve customers.  If our competitors are successful in entering our market, our ability to grow or even sustain our current business could be adversely impacted.

A significant portion of our sales is derived from a limited number of customers.  If any of these customers decide they no longer will purchase our products, our financial performance will be severely and adversely impacted.

For the year ended June 30, 2012, we derived approximately 91% of our sales from four customers, TTI, E&B Green Solutions, L.P. ("E&B"), Walmart and Menards, Inc. and we expect similar customer concentration for fiscal 2013.  We cannot assure you that we can sustain these levels of sales to these customers.  If we do not diversify our customer base and any of these customers eliminates or reduces its reliance on us, our losses will increase.

We rely on certain key personnel.  If any of our key employees leave and we cannot replace them with persons with comparable skills, our business will suffer.

Our performance depends, to a significant extent, upon the efforts and abilities of our senior executive officers.  The departure of any of our executive officers could have an adverse effect on our business and we cannot assure you that we would be able to find qualified replacements for any of those individuals if their services were no longer available for any reason.

Our success will also depend upon our ability to recruit and retain qualified personnel to fill other positions.  Demand for highly skilled executives is still great and, accordingly, no assurance can be given that we will be able to hire or retain sufficient qualified personnel to meet our current and future needs.

Our future success depends on our ability to utilize certain intellectual property rights, some of which belong to third parties and some of which we own.   If we cannot do so, or if we were found to be infringing on the proprietary rights of others, our business could be substantially harmed.

We cannot assure you that we can adequately protect our existing intellectual property rights or that we will be able to develop or obtain via contract any further intellectual property rights that are necessary to maintain and improve our competitive position in the markets in which we compete. In order to protect our rights to these assets, we file patent claims, trademark and trade name applications where appropriate and whenever we can we enter into confidentiality and/or non-use agreements with suppliers, vendors, distributors, contract-manufacturers, consultants and employees to protect against unauthorized use of our trade secrets, know-how and other proprietary information.

Our success depends on our ability to use and/or exploit the intellectual property of third parties as well as our ability to protect our own intellectual property.  For example, we rely on Inventek to provide us with high-quality bio-based cleaning products and our surface washing agent, based on its proprietary technology.  In addition, Inventek has granted us an exclusive right to market, sell and distribute our performance and cleaning products. None of the intellectual property used by Inventek to produce our products is protected by patents.  Thus, if another party were able to replicate the process or if there is a determination that they are infringing on the rights of others, our exclusive rights may be worthless.  Similarly, we may become aware of other products, technologies or processes that either enhance the performance of or complement our existing products or that will enable us to expand our product offerings.  Our ability to market, sell and distribute our products will depend on our ability to use the intellectual property of these companies.  We cannot assure you that we will be able to obtain the rights to those products, technologies or processes on terms that make economic sense.  If we are unable to obtain the licenses that are necessary for us to remain competitive, our business, results of operations and financial condition could be adversely impacted.

In addition, our business also depends on intellectual property rights that we own, including patent claims, trademarks and trade names.  In particular, our performance products are based on our own formulations and specifications, which we have provided to the Delta Group under the Product Production and Sale Agreement.  Despite our efforts to protect these rights, we cannot assure you that our intellectual property rights are adequately protected.  Our patent claims may not be recognized as valid and even if they are, they may be challenged by third parties.  Alternatively, third parties may be able to develop alternative processes and know-how enabling them to produce products that will compete with our products.  Finally, our competitors or other third parties may attempt to use our trademarks or trade names or develop similar marks and names despite our registrations.  In that case, our sole remedy may be to bring a legal action to enforce our rights, which could be costly and divert management’s time and effort away from our core business.

We cannot assure you that another party might claim that we are infringing on their proprietary rights.  If such a claim is upheld, we could incur significant penalties.

Risks Relating to Ownership of common stock

There is, at present, only a limited trading market for our common stock and we cannot assure you that an active trading market for either or both of these securities will develop.

Since March 9, 2011 our stock has been quoted on the OTCBB under the symbol GETG.OB.  There may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.  There is currently only a limited trading market for our common stock, and there can be no assurance that a trading market will develop further or be maintained in the future.  We have not applied for listing on any national securities exchange and have no plans of doing so in the near term.  Accordingly, we cannot assure you that there will ever be an active trading market in our common stock.  If there is no active trading market, it may be difficult for you to sell your shares.  If an active trading market for our common stock does develop, the prices at which our common stock would trade will depend upon many factors, including the number of holders, investor expectations and other factors that may be beyond our control.

Generally, holders of securities not eligible for inclusion on a national exchange may have difficulty in selling their securities should they desire to do so.  In such event, due to the low price of the securities, many brokerage firms will not effect transactions in such securities and it is unlikely that any bank or financial institution will accept such securities as collateral, which would have an adverse effect in developing or sustaining any market for such securities.

We are subject to the “penny stock” rules, which could adversely affect the trading volume and market price of our shares.

Trades of our common stock are subject to the “penny stock” rules promulgated by the SEC under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors.  For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale.  The SEC also has other rules that regulate broker/dealer practices in connection with transactions in “penny stocks.”  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  These disclosure requirements have the effect of reducing the level of trading activity for our common stock.  As a result of the foregoing, investors may find it difficult to sell their shares.

Our stock price is extremely volatile, which could result in substantial losses for investors and significant costs related to litigation.

The market price for our common stock is highly volatile.  Since August 2007, the price of a share of our common stock has traded from a low of $0.10 to a high of $4.59.  This extreme volatility could result in substantial losses for investors.  The market price of our securities may fluctuate significantly in response to a number of factors, some of which are beyond our control.  These factors include:

●	quarterly and seasonal variations in operating results;
●	changes in financial estimates and ratings by securities analysts;
●	announcements by us or our competitors of new product and service offerings, significant contracts, acquisitions or strategic relationships;
●	publicity about our company, our services, our competitors or business in general;
●	additions or departures of key personnel;
●	fluctuations in the costs of materials and supplies;
●	any future sales of our common stock or other securities; and
●	stock market price and volume fluctuations of publicly-traded companies in general and in the automotive aftermarket industry in particular.

In addition, this volatility may give rise to investor lawsuits diverting management’s attention and valuable company resources from our business.

We are controlled by a limited number of stockholders, which will limit your ability to influence the outcome of key decisions and which adversely impact the trading price of our stock.

TTI and Franceso Galesi, at February 1, 2013, beneficially owned 19.7% and 23.0%, respectively, of the outstanding shares of our common stock.  As a result, each of these stockholders have the ability to exercise substantial control over our affairs and corporate actions requiring stockholder approval, including electing and removing directors, selling all or substantially all of our assets, merging with another entity or amending our certificate of incorporation.  This de facto control could be disadvantageous to our other stockholders with interests that differ from those of the control group, if these stockholders vote together.  For example, the control group could delay, deter or prevent a change in control even if a transaction of that sort would benefit the other stockholders.  In addition, concentration of ownership could adversely affect the price that investors might be willing to pay in the future for our securities.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause the trading price of our common stock to decline and could impair our ability to raise capital through subsequent equity offerings.

Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities.  As of February 1, 2013, we had 156,037,965 shares of common stock issued and outstanding.  We had reserved an additional 111,307,865 shares for issuance as follows:

●	40,000,000 shares reserved for issuance under our stock option plan, of which 24,606,562 underlie outstanding options;
●	36,764,706 shares reserved for the conversion of the convertible debentures; and
●	18,382,353 shares underlying outstanding warrants; and
●	16,159,806 shares reserved for sale to LPC (originally 20,000,000 but reduced by shares issued to LPC under the purchase agreement).

The sale of a significant number of shares of our common stock, or the perception of such a sale, could cause the market price of our common stock to decline.  Depending upon market liquidity at the time, a sale of shares under this Prospectus at any given time could cause the trading price of our common stock to decline.  While we control the timing of our sales to LPC, we have no control over when LPC will sell their shares.  Since sales to LPC by us under the agreement will be at a discount to the market price on the day of sale, such sales may result in further erosion to the market price of our common stock.  The sale of a substantial number of shares of our common stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to LPC and the agreement may be terminated by us at any time at our discretion without any cost to us.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock.

Our certificate of incorporation and by-laws include provisions, such as providing for three classes of directors, which are intended to enhance the likelihood of continuity and stability in the composition of our board of directors (the “Board”).  These provisions may make it more difficult to remove directors and management or could have the effect of delaying, deferring or preventing a future takeover or a change in control, unless the takeover or change in control is approved by our Board, even though the transaction might offer our stockholders an opportunity to sell their shares at a price above the current market price.  As a result, these provisions may adversely affect the price of our common stock.

FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Exchange Act.  Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital.  Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology.  This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements.  These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this Prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this filing will in fact occur.  Investors are strongly encouraged to consider those factors when evaluating any forward-looking statements about our business operation or financial condition. We will not update any forward-looking statements in this Prospectus to reflect future events or developments. Investors should also be aware that while we, from time to time, do communicate with securities analysts, it is against our policy to disclose to them any material non-public information or other confidential commercial information. Investors should not assume that we agree with any report issued by any analyst or with any statements, projections, forecasts or opinions contained in any such report.

Please note, since our common stock is considered a "penny stock" we cannot rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act and Section 21E of the Exchange Act.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will receive no proceeds from the sale of shares of common stock by the Selling Stockholders.  However, we may receive proceeds up to $3,860,294 upon exercise of Warrants. Any proceeds that we receive from the exercise of Warrants will be used for working capital and general corporate purposes.

THE SELLING STOCKHOLDERS

The following table presents information regarding the Selling Stockholders as of February 1, 2013.  The Selling Stockholders may sell all, some or none of the shares that are beneficially owned.  To our knowledge, no Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

	Shares Beneficially Owned Prior to Offering(2)					Shares Beneficially Owned After Offering(2)
Name and Address of Beneficial Owner(1)	Number		Percent(3)	Shares Offered		Number	Percent(3)

Elysium Natural Resources, LLC 695 Rotterdam Industrial Park Schenectady, NY 12306	29,645,332	(4)	16.9%	19,852,941		9,792,391	6.3%

D&L Partners 9 Isla Bahia Drive Ft. Lauderdale, FL 33316	8,823,529	(5)	5.4%	8,823,529		-	0%

Francesco Galesi Irrevocable Grantor Trust 695 Rotterdam Industrial Park Schenectady, NY 12306	6,617,647	(6)	4.1%	6,617,647		-	0%

NCG Partners, LLC 991 Ponus Ridge New Cannan, CT 06840	6,992,355	(8)	4.4%	4,411,765		2,580,590	1.7%

WRG1, LLC 78 Zaccheus Mead Lane Greenwich, CT 06831	6,617,647	(7)	4.1%	6,617,647		-	0%

Walter Raquet 78 Zaccheus Mead Lane Greenwich, CT 06831	5,986,765	(9)	3.7%	4,411,765		1,575,000	1.0%

FS Partners LLC 10 Glenville Street Greenwich, CT 06831	2,205,882	(10)	1.4%	2,205,882		-	0%

ML LP 302 Washington Ave. Albany, N.Y. 12203	2,205,882	(11)	1.4%	2,205,882	(11)		0%

(1)
Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.

(2)
In accordance with the rules and regulations of the SEC, shares that a Selling Stockholder has a right to acquire within 60 days, including the shares issuable upon conversion of the Debentures and exercise of the Warrants owned by such Selling Stockholder, are deemed to be beneficially owned by such Selling Stockholder and are deemed to be outstanding only for the purpose of computing the percentage ownership of that person.

(3)
Percentage ownership is based on 156,037,965 shares of our common stock issued outstanding actual as of January 24, 2013 plus the number of shares deemed to be owned by such shareholder as set forth in note 2 above.

(4)
Includes 13,235,294 shares issuable upon exercise of the Debentures and 6,617,647 shares issuable upon exercise of the Warrants held by the Selling Stockholder.  Francesco Galesi has full power and authority over voting and disposing of such shares. Mr. Galesi is the founder, chairman and controlling shareholder of the Galesi Group, and the beneficial owner of approximately 23.0% of our shares of common stock.

(5)
Includes 5,882,353 shares issuable upon exercise of the Debentures and 2,941,176 shares issuable upon exercise of the Warrants held by Selling Stockholder.  Douglas J. Von Allmen is the managing partner of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(6)
Includes 4,411,765 shares issuable upon exercise of the Debentures and 2,205,882 shares issuable upon exercise of the Warrants held by the Selling Stockholder.  Francesco Galesi, settlor of the Selling Stockholder, has full power and authority over voting and disposing of such shares. Mr. Galesi is the founder, chairman and controlling shareholder of the Galesi Group, and is the beneficial owner of approximately 23.0% of our shares of common stock.

(7)
Includes 4,411,765 shares issuable upon exercise of the Debentures and 2,205,882 shares issuable upon exercise of the Warrants held by the Selling Stockholder.  Mr. Raquet is the managing member of the Selling Stockholder and has full power and authority over voting and disposing of such shares. Mr. Raquet is a member of our Board.

(8)
Includes 2,941,176 shares issuable upon exercise of the Debentures and 1,470,588 shares issuable upon exercise of the Warrants held by the Selling Stockholder.  Bill Mahoney is the managing member of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(9)	Includes 2,941,176 shares issuable upon exercise of the Debentures and 1,470,588 shares issuable upon exercise of the Warrants held by the Selling Stockholder. Mr. Raquet is a member of our Board.
(10)
Includes 1,470,588 shares issuable upon exercise of the Debentures and 735,294 shares issuable upon exercise of the Warrants held by the Selling Stockholder.  Charles Gilroy is the managing member of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

(11)
Includes 1,470,588 shares issuable upon exercise of the Debentures and 735,294 shares issuable upon exercise of the Warrants held by Selling Stockholder.  Stephen Obermayer is the managing partner of the Selling Stockholder and has full power and authority over voting and disposing of such shares.

PLAN OF DISTRIBUTION

We are registering the shares offered by this Prospectus on behalf of the Selling Stockholders. The Selling Stockholders, which, as used herein, includes donees, pledgees, transferees or other successors-in-interest selling shares or interests in shares received after the date of this Prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares or interests in shares on any stock exchange, market or trading facility on which the shares may be traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.  To the extent any of the Selling Stockholders gift, pledge or otherwise transfer the shares, such transferees may offer and sell the shares from time to time under this Prospectus, provided that this Prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee in the list of Selling Stockholders under this Prospectus. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales entered into after the effective date of the registration statement of which this Prospectus is a part;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction, not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of shares or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume.  The Selling Stockholders may also sell the shares short and deliver these securities to close out their short positions, or loan or pledge the shares to broker-dealers that in turn may sell these securities.  The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of the shares, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the shares.

We are required to pay the fees and expenses incurred in connection with registering the resale of the shares.  We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the Prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, the shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this Prospectus.  The Selling Stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Stockholders.

We have agreed to keep this Prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this Prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws.  In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities by the Selling Stockholders or any other person.

We will make copies of this Prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this Prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

On March 9, 2011 the Financial Industry Regulatory Authority approved our common stock for quotation on the Over-the-Counter Bulletin Board (OTCBB) under symbol “GETG”.  Prior to that date, our stock was quoted on the OTC Market Group Inc.’s OTC QB.  The table below shows the high and low sales prices for our common stock for the periods indicated, as reported by the OTC Market Group Inc.’s OTC QB or the OTCBB.

	Price Range Per Share
	High ($)	Low ($)

Year Ended June 30, 2013:
First Quarter	0.24	0.15
Second Quarter	0.30	0.15
Third Quarter (through February 13, 2013)	0.30	0.19

Year Ended June 30, 2012:
First Quarter	0.35	0.17
Second Quarter	0.27	0.10
Third Quarter	0.27	0.15
Fourth Quarter	0.24	0.14

Year Ended June 30, 2011:
First Quarter	0.71	0.35
Second Quarter	0.37	0.21
Third Quarter	0.56	0.25
Fourth Quarter	0.42	0.21

On February 13, 2013, the last trade price of our common stock on the OTCBB was $0.28.

Holders

As of February 13, 2013, there were approximately 373 holders of record of our common stock.

Dividends

We have not declared or paid any cash dividends on our capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

Equity Compensation Plan

Our 2008 Stock Award and Incentive Plan, as amended (the “Plan”) was adopted for the purpose of (i) attracting, retaining, motivating and rewarding our employees and non-employee directors, (ii) providing for equitable and competitive compensation opportunities, recognize individual contributions and reward achievement of our goals, and (iii) promoting the creation of long-term value for stockholders by closely aligning the interests of Plan participants with those of stockholders. The terms of the Plan provide for the granting of both stock-based and cash-based incentives, including incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock unit. The total number of shares of our common stock that may be awarded under the Plan and issued on the exercise of awards is equal to 40,000,000 shares, subject to adjustments in certain circumstances. In addition, the Plan limits the maximum amount of shares that may be subject to awards under the Plan granted to any one individual per year to 5,000,000 shares. The persons eligible to receive awards under the Plan are our employees, including any of our executive officer or non-employee directors, any person who has been offered employment by us, provided that such prospective employees may not receive any payments or exercise any rights relating to their awards until their commencement of employment with us, or our consultants. The Plan is administered by the Compensation Committee of the Board.

The Board may terminate the Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Plan will terminate in 2018. The Board may also further amend the Plan, provided that no amendment will be effective without approval of our stockholders if stockholder approval is required to satisfy any applicable statutory or regulatory requirements.

The following table summarizes the options granted under the Plan as of June 30, 2012. The shares covered by outstanding options are subject to adjustment for changes in capitalization stock splits, stock dividends and similar events.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	24,303,750	$0.31	15,696,250
Equity compensation plans not approved by stockholders	--	--	--

Total	24,303,750	$0.31	15,696,250

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included elsewhere in this Prospectus.  Certain statements in this discussion and elsewhere in this Prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. See “Forward-Looking Statements” following the Risk Factors section of this Prospectus. Because this discussion involves risk and uncertainties, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview of our Business
(All dollar amounts referred to herein are in thousands, except as otherwise indicated.)

We create, develop, market, sell and distribute an array of G-branded, environmentally-friendly, bio-based performance and cleaning products to the automotive aftermarket, outdoor power equipment, well service and marine markets.  Our technology platform for manufacturing proprietary and innovative high performing “green” products whose primary brands, G-OIL® and G-CLEAN®, are the end result of company created or sourced intellectual property. Our ultimate biodegradable “green-base” replaces traditional petroleum and chemical derived bases typically associated with motor oils and other lubricants as well as cleaning solutions without compromising performance or value.  We believe our products deliver comparable or superior performance at competitive prices, thus giving consumers the ability to “do their part” in protecting the environment without paying more to do so.

We sell the majority of our products directly to retailers and installers as well as through master distribution agreements with wholesalers and contractual arrangements with independent sales and marketing professionals. Our products are available at a number of national retail outlets and chain stores including Walmart, The Home Depot, Menards, ACE Hardware and Canadian Tire Corporation. We are actively pursuing relationships with other wholesalers and retailers to include additional major national consumer purchase locations in the household goods, automotive aftermarket, outdoor power equipment market, oil and gas market and marine market. Manufactured domestically under supply and requirement contracts, our proprietary environmentally preferred base oils are comprised of fatty acids procured from either plant and vegetable oils or animal fats.

During the three months ended December 31, 2012 we received $6 million from Francesco Galesi for the purchase of well service products in anticipation of future sales by its E&B affiliate, both of whom are related companies.  Neither company is expected to be the ultimate consumer of the merchandise.  We did not recognize revenue during the three and six months ended December 31, 2012 because the transaction did not meet the revenue recognition criteria in accordance with generally accepted accounting principles.  Therefore at the balance sheet date a deferred cost and corresponding deferred revenue account totaling approximately $6,227 and $6,000, respectively was recorded.  When the related party purchaser ships the product to its anticipated third party all aspects of the contract will be recognized in the financial statements.

Key accomplishments during our fiscal year ended June 30, 2012 include:

●
In September 2011, our new formulas for both G-OIL® 5W-30 and 5W-20 ultimate biodegradable bio-based full synthetic GREEN motor oils had received American Petroleum Institute (API) SM certifications.  We filed patent applications for our formulations.  G-OIL® is the world's first API certified bio-based motor oil.

●
In October 2011, our G-OIL® sponsored Dyson Mazda Lola won the American Le Mans Series LMP1 Championship and winners of the Michelin® GREEN X® challenge, an awarding honoring the P1 and GT teams that are the cleanest, fastest and most efficient on the track.

●
In December 2011 we entered into a multi-race partnership with TriStar Motorsports to support NASCAR's "green" initiative. TriStar Motorsports is a highly competitive team in the NASCAR Nationwide Series and has showcased G-OIL on the No. 19 Toyota Camry driven by Tayler Malsam.

●
In December 2011 we entered into a ten-year limited exclusivity distribution agreement with E&B, an entity owned and controlled by Francesco Galesi, a related party.  E&B is a national independent oil and gas producer with subsidiaries in the oil and gas well service business who will be responsible for the distribution of our full range of G-CLEAN products specifically engineered for oil and gas fields. Our cleaning products for the oil and gas well service industry include: Well Wake Up!, Sump Remediation,  Casing Cutter, Frac and Storage Tank Cleaner & Water Treatment and Rig & Equipment Cleaner. The proprietary base of our well servicing products is listed on the EPA's National Contingency Plan (NCP) for oil spill clean-ups.

●	In January 2012, we expanded our technical resources with the addition of a second scientist to accelerate the development of new products with proprietary technologies.

●
In February 2012 we expanded our line-up of environmentally preferred lubricants for the 2012 season, featuring a full line-up of API motor oils in various weights and sizes, including Ultimate Biodegradable Bio-based Advanced Full Synthetic, Full Synthetic, Synthetic Blend, Conventional and 2X Refined Motor Oils.  We have expanded our line-up from 2 viscosity grades of Bio-based Advanced Full Synthetic (5W-30 and 5W-20) available in 2011 to 17; plus, two more viscosity grades of biodegradable "bio-based" full synthetic racing oil.

●
In February 2012  our G-OIL became the first biodegradable bio-based fully synthetic motor oil to participate in a NASCAR national series event, and finished sixth in the NASCAR Nationwide Series event at Daytona Beach, Florida. Performance Racing Engines, a builder of racing engines for NASCAR competitors, now uses our performance engine oil exclusively for its team and customer engines.

●
In March 2012, we partnered with NASCAR driver Tayler Malsam and EMMY winning actor Bryton James to deliver responsible driving and environmental messages with Recording Artists, Actors and Athletes Against Drunk Driving (“RADD”) and National Organizations for Youth Safety (“NOYS”).

●
In April 2012, we concluded an independent life cycle assessment comparing G-OIL® to conventional motor oils which confirmed a significant reduction in environmental impacts.  The study conducted by Intertek Expert Services, a leading provider of industry analysis and environmental impacts, found that the 5W-30 G-OIL® bio-based advanced full synthetic green motor oil had a carbon footprint of about two thirds (67%) less than the conventional 5W-30 oil.

Results of Operations

Six months ended December 31, 2012 and 2011

Our activities for the six months December 31, 2012 and 2011 included capital origination, product development, manufacturing, marketing and sales of our bio-degradable performance and cleaning products, development of mass market product distribution networks for the intended distribution of our products and development of an infrastructure to support the planned business and increasing of revenues.

Our results of operations are as follows:

	Six Months Ended December 31,
	2012	2011
Net sales	$3,355	$3,419
Loss from operations	$(4,116)	$(4,748)
Settlement income	-	254
Change in revaluation of derivatives	743	(1,117)
Loss on issuance of convertible debt	(589)	(1,265)
Interest expense, net	(1,012)	(76)
Net loss	$(4,974)	$(6,952)

Net Sales

Net sales for the six months ended December 31, 2012 were $3,355, primarily attributed to sales of G-CLEAN® oil well service products, G-CLEAN® pressure washing products, G-OIL® outdoor power equipment 4-cycle engine oils and G-OIL® 5W-30 motor oil.  Net sales for the six months ended December 31, 2011 were $3,419, primarily attributed to sales of G-CLEAN pressure washing equipment, G-CLEAN® oil well service cleaner, 4-cycle engine oil and G-OIL® 5W-30 motor oil.  The decrease in net sales from 2011 to 2012 is a result of lower sales of the G-CLEAN® pressure washing products, partially offset by higher sales of G-CLEAN® oil well service products.

For the six months ended December 31, 2012 and 2011, approximately 79% and 82%, respectively, of our sales were attributable to three customers, Galesi, TTI and Menards, Inc.

Net sales are comprised as follows:

	Six Months Ended December 31,
	2012	2011
Performance products (oils)	$1,429	$1,171
Cleaning products	$1,926	$2,248
Total	$3,355	$3,419

Cost of Sales (exclusive of depreciation and amortization)

Cost of sales primarily consists of the cost of obtaining bio-based raw materials, additives and packaging components for performance and cleaning products; and fees paid to our affiliates and manufacturers.  Cost of sales for the six months ended December 31, 2012 and 2011 were approximately $2,948 and $2,877, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and benefits, product development and testing fees, advertising and marketing expenses, public relations, insurance and fees for professional services.  Selling, general and administrative expenses include the following:

	Six Months Ended December 31,
	2012	2011
Salaries	$488	$310
Selling, marketing, public relations and related	2,093	1,976
Development, product release and testing	270	206
Management and operating fees	155	211
Storage fee	323	-
Legal and professional	303	235
Occupancy, communications and all other, net	292	277
Total selling, general and administrative expenses	$3,924	$3,215

The increase in salaries is due to an increase in headcount.  The increase in selling, marketing and public relations expenses reflects our decision to redirect dollars to support retailers who sell the “G” family of products. The storage fees are due to a significant charge for raw materials stored on behalf of our manufacturer.  We are requesting reimbursement of these storage fees from our manufacturer.

Stock-based compensation

Stock-based compensation expense for the six months ended December 31, 2012 and 2011 was approximately $495 and $1,970, respectively.  The decrease is due to April 2009 stock option grants becoming fully expensed in prior periods.

Depreciation and amortization

Depreciation and amortization expense totaled $104 and $105 for the six months ended December 31, 2012 and 2011, respectively.  Depreciation charges totaled $11 and $12 for the six months ended December 31, 2012 and 2011, respectively, and amortization expense for intangible assets totaled $93 for the six months ended December 31, 2012 and 2011, respectively.  Depreciation and amortization expense is excluded from cost of sales.

Settlement and legal charges

We recorded a gain on settlement of $254 for the six months ended 2011.  The gain on settlement in 2011 was due to a settlement agreement regarding the payment of legal fees related to litigation that was settled in March 2011.

Change in revaluation of derivatives

The change in fair value of our derivative liabilities resulted in a favorable adjustment of $743 for the six months ended December 31, 2012 and an unfavorable adjustment of $1,117 for the six months ended December 31, 2011.  The value of the derivative liabilities was determined using the Black-Scholes method.

Loss on issuance of convertible debt

We recorded a charge of $589 and $1,265 for the six months ended December 31, 2012 and 2011, respectively.  The charge was in connection with the issuance of the secured convertible Debentures and associated warrants.

Interest expense, net

Net interest expense for the six months ended December 31, 2012 and 2011 was approximately $1,012 and $76, respectively.  Interest expense consists of $813 in connection with the amortization of the debt discount on our outstanding Debentures, $129 in connection with the accrued interest on the outstanding Debentures, $55 for accrued interest on notes payable to related parties and $15 in connection with the deferred financing costs relating to the outstanding Debentures.  Interest income, which was not significant, consists of interest earned on bank deposits and an institutional money market fund.

Comparison of the years 2012 and 2011

Overview

Our activities for the years ended June 30, 2012 and 2011 essentially included capital origination, product development, manufacturing, marketing and sales of our bio-degradable performance and cleaning products, development of mass market product distribution networks for the intended distribution of our products, recruiting personnel, development of an infrastructure to support the planned business and increasing of revenues.

Our results of operations for the years ended June 30, 2012 and 2011 are as follows:

	Years Ended June 30,
	2012	2011
	($000’s)
Net sales	$7,386	$7,503
Loss from operations	(9,598)	(9,672)
Settlement income (charges)	254	(2,528)
Change in revaluation of derivatives	8	-
Loss on issuance of convertible debt	(1,265)	-
Interest expense, net	(662)	(8)
Net loss	$(11,263)	$(12,208)

Net Sales

Net sales for the year ended June 30, 2012 were $7,386, primarily attributed to sales of G-OIL® outdoor power equipment 4-cycle engine oils, G-CLEAN® oil and gas well service cleaners, G-CLEAN® pressure washing equipment and G-OIL® 5W-30 motor oil.  Net sales for year ended June 30, 2011 were $7,503, primarily attributed to sales of 2-cycle and 4-cycle engine oils, G-CLEAN® pressure washing equipment, 5W-30 motor oil and grill cleaner.  The decrease in net sales from 2011 to 2012 is due to delays in production and initial fulfillment (load-ins) of our outdoor power equipment engine oils at Home Depot and Walmart in 2011, partially offset by G-CLEAN® oil and gas well service cleaners sales.  Point of sales data relating to our products (i.e., sales through the retailer’s register) increased in 2012 compared to 2011 at our two largest customers reflecting a willingness of consumers to purchase environmentally-friendly G-OIL® and G-CLEAN ® products.

Whereas net sales decrease when comparing 2012 to 2011, the increased consumption based on point-of-sale data at shelf supports the increase in selling, marketing, public relations and advertising efforts to educate the consumer and motivate them to purchase while supporting our belief that consumers will choose a high performing “green” product when given a comparable choice versus their current conventional or non-green brand.

For the fiscal year ended June 30, 2012, approximately 91% of our sales were from four customers, TTI, E&B, Walmart and Menards, Inc   For the fiscal year ended June 30, 2011, approximately 88% of our sales were from three customers, TTI, Walmart and Menards, Inc. Net sales are comprised as follows:

	Years Ended June 30,
	2012	2011
	($000’s)
Performance products	$4,042	$4,917
Cleaning products	3,344	2,586

Total	$7,386	$7,503

Cost of Sales (exclusive of depreciation and amortization)

Cost of sales (exclusive of depreciation and amortization) primarily consists of the cost of obtaining bio solvents, plant oils, additives, packaging components and fees paid to our affiliates for the costs of salaries and benefits of operations employees.  Cost of sales (exclusive of depreciation and amortization) for the years ended June 30, 2012 and 2011 were approximately $6,373 and $6,320, respectively.  The increase in cost of sales (exclusive of depreciation and amortization) from 2012 to 2011 is primarily due to the higher costs for raw materials.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist primarily of salaries and benefits, product development and testing fees, advertising and marketing expenses, public relations, insurance and fees for professional services.  Selling, general and administrative expenses for the years ended June 30, 2012 and 2011 include the following:

	Years Ended June 30,
	2012	2011
	($000’s)
Salaries	$833	$854
Selling, marketing, public relations and related	4,033	3,115
Development, product release and testing	509	651
Management and operating fees	371	617
Legal and professional	428	401
Occupancy, communications and all other, net	780	721

Total selling, general and administrative expenses	$6,954	$6,359

The decrease in salaries is due to the resignation of our former chief executive officer in May 2011, partially offset by an increase in headcount. The increase in selling, marketing and public relations expenses reflects our decision to redirect dollars to aggressively support retailers who sell the “G” family of products. This has resulted in an increase in sales at our two largest customer retail locations in 2012 compared to 2011.  The increase is mainly due to  higher media spending and racing sponsorship.  The decrease in development, product release and testing is primarily due to prior year independent testing fees to obtain the SM rating from API for our 5W-30 and 5W-20 motor oil.  The decrease in management and operating fees is due to the termination of our agreement with one of our previous strategic partners and lower storage fees.

Stock-based compensation

Stock-based compensation expense for the years ended June 30, 2012 and 2011 was approximately $3,448 and $4,107, respectively.  The decrease is primary due to prior year stock option expense for our former chief executive officer.

Depreciation and amortization

Depreciation and amortization expense for the years ended June 30, 2012 and 2011 was approximately $209 and $389, respectively.  Depreciation charges totaled $23, and $25 for the years ended June 30, 2012 and 2011, respectively, and amortization expense for intangible assets totaled $186 and $364 for the years ended June 30, 2012 and 2011, respectively.  The decrease in amortization expense is primarily due to the change in useful life of the intangible assets. Depreciation and amortization expense is excluded from cost of sales.

Legal and settlement charges

We recorded a favorable adjustment of $254 for the year ended June 30, 2012, compared to a charge of $2,528 for the years ended June 30, 2011.  The 2012 adjustment was due to a settlement agreement regarding the payment of legal fees related to a litigation that was settled in 2011.

Change inrevaluation of derivatives

As of June 30, 2012 the change in the fair value of the conversion features of our outstanding convertible debenture was $8.  The value of the conversion features as of June 30, 2012 was determined using the Black-Scholes method.  For the year ended June 30, 2012, we recorded a favorable adjustment of $89 for the conversion feature on our outstanding convertible debentures and an unfavorable adjustment of $81 for the associated warrants.

Loss on issuance of convertible debt

We recorded a charge of $1,265 in connection with the issuance of our outstanding convertible debentures and associated warrants.

Interest expense, net

Net interest expense for the years ended June 30, 2012 and 2011 was approximately $662 and $8, respectively.  Interest expense consists of $437 in connection with the amortization of the debt discount on our outstanding convertible debentures, $79 in connection with the accrued interest on our outstanding convertible debentures, $15 in connection with the deferred financing costs relating to our outstanding convertible debentures and $131 for accrued interest on notes payable to related parties.  Interest income consists of interest earned on bank deposits and deposits in an institutional money market fund.

LIQUIDITY AND CAPITAL RESOURCES

At June 30, 2012 and December 31, 2012, we had $346 and $502, respectively, in cash and an accumulated deficit of $68,709 and $73,683, respectively.  At June 30, 2012 and December 31, 2012, we had a working capital deficit of $9,576 and $12,879, respectively.

Net cash used in operating activities was $4,914 and $2,226 for the six months ended December 31, 2012 and 2011, respectively. The increase from 2011 to 2012 was primarily due to an increase in accounts payable, partially offset by payments made to vendors in the six months ended December 31, 2012.

Net cash used by operating activities was $4,026 and $4,189 for the years ended June 30, 2012 and 2011, respectively.  The decrease from the 2012 period to the 2011 period was primarily due to an increase in accounts payable, partially offset by payments made to vendors for the year ended June 30, 2012.

Net cash provided by financing activities was $5,070 and $2,210 for the six months ended December 31, 2012 and 2011, respectively.  The increase in financing activities is primarily due to proceeds from the sale of the Debentures of $4,000 and the issuance of a note payable in the amount of $1,900, partially offset by a repayment of the note payable of $1,020.  The net proceeds from our financing activities were used to support our expansion, including purchases from suppliers, advertising and increased infrastructure costs.

Net cash provided in financing activities was $3,616 and $3,601 for the years ended June 30, 2012 and 2011, respectively.  The net proceeds from our financing activities were used to support our expansion, including purchases from suppliers, advertising and increased infrastructure costs.

We currently have no material commitments for capital expenditures.  Our capital requirements are not significant as the majority of our performance and cleaning products are outsourced to third party suppliers.  During the years ended June 30, 2012 and 2011, our cash used for investing activities (capital requirements) was $16, and $0, respectively.  In the foreseeable future, we will require capital for the growth of our business, including increases in personnel, advertising and packaging finished goods to fulfill orders.

Losses from operations are continuing subsequent to December 31, 2012 and we anticipate that we will continue to generate losses from operations in the near future.  Since inception, we have financed our operations by issuing securities (common stock and debt instruments) in various private placement transactions and from revenue generated by sales of our products.  From July 1, 2011 through June 30, 2012, we issued 3,792,000 shares of common stock for gross proceeds of $906 in private placement transactions, issued 233,000 shares, with a market value on the date of issuance equal to $42 to pay the accrued interest on the convertible debenture and issued 70,000 shares of our common stock, with a market value on the date of issuance equal to $20, to pay a consultants for services rendered.

On March 7, 2011, we signed a $15,000 Purchase Agreement with Lincoln Park Capital Fund, LLC (“LPC”), an accredited investor.  At our sole discretion, over a 30-month period beginning on the effective date of the registration statement covering the sale of those shares, we can sell shares of common stock to LPC in amounts up to $50 per sale, subject to the satisfaction of certain conditions as set forth in the Purchase Agreement, up to the aggregate commitment of $15,000.

Under the Purchase Agreement, on any business day selected by us and as often as every two business days, we may direct LPC to purchase up to $50 worth of our common stock. The purchase price per share is equal to the lesser of:

●	the lowest sale price of our common stock on the purchase date; or

●	the average of the three lowest closing sale prices of our common stock during the 12 consecutive business days prior to the date of a purchase by LPC.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price.

The amount that we may sell to LPC as often as every two business days will increase as follows:  (i) $75 if, on the purchase date, our share price is not below $0.40 per share; (ii) $150 if, on the purchase date, our share price is not below $0.60 per share; (iii) $150 if, on the purchase date, our share price is not below $0.90 per share; (iv) $250 if, on the purchase date, our share price is not below $1.50 per share.  The price at which LPC would purchase these accelerated amounts of our stock will be the lesser of (1) the lowest sale price of our common stock on the purchase date and (2) the lowest purchase price (as described above) during the 10 consecutive business days prior to the purchase date.

During the fiscal year ending June 30, 2012, we issued 1,830,000 shares of common stock for gross proceeds of $400 and 23,000 shares of common stock for commitment fees to LPC.  During the six months ending December 31, 2012, we sold 965,000 shares of our common stock to LPC.  Total aggregate gross proceeds from these sales were $200, offset by placement fees of $10.  In addition, we issued an additional 11,000 shares of our common stock to LPC in connection with these sales as commitment fees.  Total shares remaining to be purchased under the agreement are 16,160,000 shares.

In July 2012, we issued 201,000 shares of our restricted common stock to pay the accrued interest on the outstanding Debentures.  The fair value of the shares in connection with this transaction totaled $34.

Debentures and Warrants

We realized gross proceeds of $6,250 ($2,250 and $4,000 in December 2011 and October 2012, respectively) from the sale of the Debentures and Warrants to eight accredited investors (the “Investors”) in private placement transactions.  Interest on the Debentures is payable quarterly in arrears cash or equity at our discretion. The outstanding principal balance of the Debentures and all accrued but unpaid interest thereon may be converted, in whole or in part, at any time at the option of each Investor into shares of our common stock, based on an initial conversion price of $0.17 per share. The Debentures are due and payable on December 31, 2014.  We may prepay the Debentures at any time without penalty or premium upon ten business day’s prior written notice to the Investors, provided there is, at that time, an effective registration statement covering the resale of the shares issuable upon conversion of the Debentures.  The Warrants are exercisable at any time on or before December 31, 2016.  The exercise price is $0.21.  The number of shares issuable upon exercise of the Warrants equals 50% of the number of shares upon conversion of the $6,250 outstanding principal balance of the Debentures.

The Debentures and Warrants also provide for weighted average anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the conversion or exercise price of the Debentures and Warrants, respectively, except in connection with the following issuances of our common stock, or securities convertible into common stock: (i) shares issuable under currently outstanding securities, including those authorized under stock plans, (ii) securities issuable upon the exchange or exercise of the Debenture or Warrants, or (iii) securities issued pursuant to acquisitions or strategic transactions.

Going Concern Consideration

Due to our limited amount of additional committed capital, recurring losses, negative cash flows from operations and our ability to pay outstanding liabilities, in their report for the fiscal year ended June 30, 2012, our independent auditors stated that there is substantial doubt about our ability to continue as a going concern. These consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that we will continue as a going concern.

Since inception, we have incurred operating losses and negative cash flows from operations.  As of December 31, 2012, we had an accumulated deficit of $73,683, with total stockholders’ deficit of $12,726.  We had a working capital deficit of $12,879 at December 31, 2012.

We continue to have discussions regarding an investment in our Company with existing and potential new investors.  Although we do not have any firm commitments, we intend to continue these discussions.  Additionally, we believe revenues will increase as consumers learn of and experience the efficacy of our products.  Increased revenues will reduce, or eliminate our operating losses and enable us to meet our financial obligations. However, there can be no assurances that we can attract new investment, increase revenues or attract new investment on terms acceptable to us.  Failure to obtain sufficient financing would have substantial negative ramifications to us.

Contractual Arrangements

Significant contractual obligations as of September  30, 2012 are as follows:

Type of Obligation	Total Obligation	Less than 1 year
Facility Lease	$127	$84

Off Balance Sheet Arrangements

We have no material off balance sheet arrangements that are likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital resources or capital expenditures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have identified critical accounting principles that affect our consolidated financial statements by considering accounting policies that involve the most complex or subjective decisions or assessments as well as considering newly adopted principals. They are:

Use of Estimates – The preparation of consolidated financial statements in accordance with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Management periodically assesses the accuracy of these estimates and assumptions. Actual results could differ from those estimates. Estimates are used when accounting for various items, including but not limited to allowances for doubtful accounts; derivative financial instruments; asset impairments; revenue recognition; depreciation and amortization; income taxes; and legal and other contingencies.

Share-Based Payments – We adhere with U.S. GAAP, which establishes standards for share-based transactions in which an entity receives employees’ or consultants’ services for (a) equity instruments of the entity, such as stock options or warrants, or (b) liabilities that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of such equity instruments.  We expense the fair value of stock options and similar awards, as measured on the awards’ grant date.  This applies to all awards granted after the date of adoption, and to awards modified, repurchased or cancelled after that date.

We estimate the value of stock option awards on the date of grant using the Black-Scholes option-pricing model (the “Black-Scholes model”). The determination of the fair value of share-based payment awards on the date of grant is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price volatility over the term of the awards, expected term, risk-free interest rate, expected dividends and expected forfeiture rates.

Intangible Assets – Intangible assets are carried at cost less accumulated amortization. For financial reporting purposes, amortization of intangibles has been computed over an estimated useful life of seven years using the straight-line method.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  Determination of recoverability is generally based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition, as well as specific appraisal in certain instances.  Measurement of an impairment loss for long-lived assets is based on the fair value of the asset as estimated using a discounted cash flow model.  Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. We are a new company with new “green” products in the market.  Sales of our cleaning products commenced in March 2008 and sales of our performance products (2-cycle, 4-cycle and bar and chain lubricants) commenced in August 2008.  In September 2009, sales of our motor oil commenced after we obtained the API certification and SM rating for our 5W-30 motor oil.  Since our products are new to market, we do not have any assurance that we will be successful.  However, our financial projections indicate a return and recoverability, based on an estimate of undiscounted future cash flows resulting from the sale of our product lines, well in excess of the $1.7 million in carrying value of our intangible assets. As such, we determined that the estimated fair value exceeds the carrying value of our long-lived assets groups.

Fair Value Measurements – Accounting standards have been issued which define fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. The standard is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. The standard does not expand or require any new fair value measures; however its application may change current practice.

Fair value is defined under the standard as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market

●
Level 2 — inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability

BUSINESS

OVERVIEW

We create, develop, market, sell and distribute an array of G-branded, environmentally-friendly, bio-based performance and cleaning products to the automotive aftermarket, outdoor power equipment, well service and marine markets.  Our technology platform for manufacturing proprietary and innovative high performing “green” products whose primary brands, G-OIL® and G-CLEAN®, are the end result of company created or sourced intellectual property. Our ultimate biodegradable “green-base” replaces traditional petroleum and chemical derived bases typically associated with motor oils and other lubricants as well as cleaning solutions without compromising performance or value.  We believe our products deliver comparable or superior performance at competitive prices, thus giving consumers the ability to “do their part” in protecting the environment without paying more to do so.

We sell the majority of our products directly to retailers and installers as well as through master distribution agreements with wholesalers and contractual arrangements with independent sales and marketing professionals. Our products are available at a number of national retail outlets and chain stores including Walmart, The Home Depot, Menards, ACE Hardware and Canadian Tire Corporation. We are actively pursuing relationships with other wholesalers and retailers to include additional major national consumer purchase locations in the household goods, automotive aftermarket, outdoor power equipment market, oil and gas market and marine market. Manufactured domestically under supply and requirement contracts, our proprietary environmentally preferred base oils are comprised of fatty acids procured from either plant and vegetable oils or animal fats.

INDUSTRY BACKGROUND

The industry in which we compete is highly competitive. Our products are part of the automotive aftermarket, outdoor power equipment market, well service market and the marine market, which includes automobiles, lawn mowers, power washers, chain saws, leaf blowers, hedge trimmers and boats.

Automotive Aftermarket

The automotive aftermarket refers to the maintenance, repair, parts, accessories, chemicals and fluids for vehicles after their original sale.  The addressable market for our automotive products in the United States is comprised of more than 200 million licensed drivers, as reported  in the Automotive Aftermarket Industry Association Digital Fact Book & Lang Annual – 21st Edition (2010) (the “AAIA Fact Book”).  Sales of multigrade engine oils were over 900 million gallons in 2010, as reported in the Kline and Company study.  According to the AAIA Fact Book, the size of the U.S. automotive aftermarket products market was roughly $286 billion in 2010. These figures include retail sales through do-it-yourself (“DIY”) and do-it-for-me (“DIFM”) outlets. DIY refers to when consumers perform the maintenance and repair work needed on their vehicles.  DIFM refers to when consumers use professionals to perform the maintenance and repair work needed on their vehicles.

According to the Fast Lube / Auto Oil Change Service Industry Profile Excerpt from First Research, Inc., the U.S. automotive oil change and lubrication industry includes about 4,000 companies with combined annual revenues of $4 billion.  Large chain stores include Jiffy Lube, Pennzoil 10-Minute Oil Change, Valvoline Instant Oil Change and Texaco Xpress Lube.  Despite the presence of large chains, the industry is highly fragmented with the largest companies representing less than 40% of the market.  Major services are oil changes, installation of new oil filters, chassis lubrication and preventative maintenance. Typically, more than 70% of revenue is from oil changes.

Motor Oil

According to Lubes ’n’ Greases 2012 Lubricants Industry Fact Book, the top motor oil grades and average drain intervals within the U.S. aftermarket channels are as follows:

Motor Oil Viscosity Demand for All US Cars and Light Trucks

●	5W-30:	47% share
●	5W-20:	18% share
●	10W-30:	17% share
●	10W-40:	6% share
●	0W-20:	3% share
●	20W-50:	3% share

Motor Oil Demand by “type”

●	Conventional Motor Oil:	85% share
●	Synthetic Motor Oil:	8% share
●	High Mileage Motor Oil:	7% share

Miles Driven Between Oil Changes (USA)

●	All Vehicles = 4,500 miles
●	Vehicles with Oil Life Monitors = 4,800 miles

API Engine Oil Guide

The American Petroleum Institute (“API”) service symbol, also known as the “DONUT”, is for gasoline engine oil categories (for cars, vans and light trucks with gasoline engines).  It helps consumers identify the quality of engine oils for their gasoline and diesel-powered vehicles. For instance, if an automotive owner’s manual calls for API “SJ” or “SL” oil, then API “SM” oil will provide full protection. Introduced in 2004, SM oils are designed to provide improved oxidation resistance, which means less oil thickening, improved deposit protection, so that the engine will not form harmful deposits as quickly, better engine wear protection and better low-temperature performance over the life of the oil.  For automotive gasoline engines, the engine oil service category (SM) includes the performance properties of each earlier category.

Effective October 2010, API has adopted two new engine oil performance standards for vehicles with gasoline engines: ILSAC GF-5 and API SN. ILSAC GF-5 represents the latest performance standard set by the International Lubricant Standardization and Approval Committee (ILSAC), a joint effort of U.S. and Japanese automobile manufacturers. Most automobile manufacturers recommend oils that meet ILSAC GF-5. API SN is the most recent service category issued by API’s Lubricants Group. Oils meeting API SN and the new “Resource Conserving” designation must meet all ILSAC GF-5 performance requirements.

Environmentally Preferred Lubricants

Environmentally preferred lubricants fulfill a niche in the total lubricant market and are defined as products that are either made with renewable our reusable base stock, non-toxic and biodegradable.  According to a 2010 independent study performed by the Cicero Group (“Cicero Report”), the environmentally preferred lubricant market is approximately 24.1 million gallons.  The environmentally preferred lubricant market is comprised of:

●	Hydraulics:	34%
●	Transform:	17%
●	Metalworking:	17%
●	Chainsaw Oils:	12%
●	Gear Oils:	7%
●	Concrete Release:	6%
●	Greases:	4%
●	Engine Oils:	3%

The 2010 Cicero Report forecasted growth in the environmentally preferred lubricant market in a range of 9% -14% cumulative annual growth rate (“CAGR”) for 2009 – 2016.

Automotive Cleaning

Automotive cleaning products enhance a car’s appearance, inside and outside, including tires, wheels, seats, carpet, dashboard and trim.  These products fall into four categories: washes, waxes and polishes, touch-up paints and body fillers and protectants.  Most washes are simply detergents designed specifically for washing vehicle exteriors.  These products are formulated to be gentle on clear-coat finishes; some are even formulated to need no water.  There are also washes designed to clean wheels and tires, and others to clean glass.  All of these products have grown in popularity as consumers have become more aware of the need to care for clear-coat finishes and other vehicle components properly.  Detergents are cleaning products that are used in various cleaning applications such as power washing and degreasing fluids.

Outdoor Power Equipment Market

The size of the United States market for outdoor power equipment products was roughly $15 billion in 2010 according to the Outdoor Power Equipment Institute.  In 2010, annual U.S. shipments of power lawn mowers were about 6,500,000 units, 77% of which were walk behind mowers and 23% of which were riding mowers.  Power mowers and power washers require 4-cycle engine oil.  The total “hand-held” gas powered units shipped in 2012 was over 10,500,000 units with trimmers representing 50% of the volume, followed by chain saws (20%), hand held blowers (17%) and back pack blowers (5%).  Majority of these units require 2-cycle engine oil and chain saws also require bar and chain oil.  Hand- held products with 4-cycle engines are growing as percentage of total and require 4-cycle engine oil.

Well Services Market

Storage tank cleaners, rig and equipment cleaners and surface washing agents are products that clean and remove oil once it has solidified on surfaces, such as storage tanks, trucks and oil field rigs, or migrated to the shoreline or beaches.  Surface washing agents are primarily used on solid surfaces and objects though if they are non toxic, they can be used in the water, on plants and/or animals (including humans.) Most surface washing agents are required to be approved by the Environmental Protection Agency (“EPA”). Well stimulation products are fluid-based stimulation services which are designed to improve the flow of oil from producing zones. These products enhance the flow rate of oil from wells with reduced flow caused by paraffin, asphaltenes and other materials. Well Stimulation entails pumping large volumes of specially formulated liquids into well bore to dissolve barriers thereby eliminating obstacles to the flow of oil. Sump remediation products deals with the removal of pollution or contaminants from soil, groundwater, sediment, or surface water for the general protection of the environment.

Marine Market

The recreational marine market includes retail expenditures on new and used boats, motors and engines, trailers, accessories and other associated costs. The National Marine Manufacturers Association (“NMMA”) conducts various surveys of pleasure boat industry trends and the most recent surveys indicate that 75 million adults in the United States participated in recreational boating.  There are currently approximately 17 million boats owned in the United States, including outboard, inboard, sailboats, personal watercraft, and miscellaneous (i.e., canoes, kayaks, rowboats, etc.).  Most boats require NMMA certified marine engine oil.

Market Drivers

We believe the strongest market drivers are government impacts through state and federal legislation as well as the increasing environmental concerns of the public. Several government drivers include:

●	Government regulation in application areas:
1.	Occupational Safety and Health Administration (“OSHA”) regulations require non-hazardous materials in the workplace where there is direct human contact;

2.	Food and Drug Administration (“FDA”) regulations requires non-hazardous products used in food productions;
3.	Environmental Protection Agency (“EPA”) limits and fines oil spills and disposals; and

4.	United States Department of Agriculture (“USDA’) BioPreferred® Program;
●	Increasing environmental concerns by the public;
●	Government procurement;
●	Research and development of products improves technical performance;
●	Improved performance and lifespan due to higher lubricity;
●	Government subsidies for base product providers and end-users; and
●	Awareness campaigns expected to reduce the misconception among the people.

Increased Demand of Bio-Content used in Lubricants

Bio-based products are those composed wholly or significantly of agricultural ingredients – renewable plant, animal, marine or forestry materials.  There is a new label that indicates a product has been independently certified to meet USDA BioPreferred® program standards for bio-based content.  Bio-based products can help increase U.S. energy independence by reducing the use of petroleum in manufactured products.  They may also reduce the introduction of fossil carbon into the atmosphere, thus mitigating potential climate change impacts.  Through implementation of the pre-existing USDA BioPreferred program, the Secretary of Agriculture has designated 5,100 bio-based products for preferred purchasing by Federal agencies.  The new label makes identification of these products easier for Federal buyers and will increase awareness of these high-value products in the commercial and consumer markets.

The USDA Biopreferred Program states that a 4-cycle motor oil must contain a minimum of 25% bio-content.  G-OIL’s Bio-based Advanced Full Synthetic Motor Oil is made with 37%, making it the only bio-based motor oil to be certified by both USDA BioPreferred and the API.

The Food, Conservation and Energy Act of 2008, the Farm Security and Rural Investment Act of 2002, Presidential Executive Order #13423 and the Federal Acquisition Regulations required government agencies to give preference to the purchase of bio-based products in place of petroleum-based products when reasonably competitive and suited to the application.  It has taken the USDA several years to develop the product lists and definitions of what are now referred to as BioPreferred products.

Our Definition of Green Motor Oil

We define “green” motor oil by its biodegradability ranking, the amount of bio-content included and the environmentally impact as defined in a third party life cycle analysis and our material safety data sheet (“MSDS”) hazard rating  “0” toxicity reference.  We believe the marketplace also defines “green” motor oil as re-refined or recycled motor oil that reduces the amount of improperly disposed motor oil and the reduction of energy emissions when re-refining used oil versus making it straight from crude oil.

OUR PRODUTS

Our product categories include performance products, principally lubricants that substitute for petroleum-based motor and engine oils, automotive cleaning products, outdoor cleaning solutions, well stimulation products and surface washing agents.

All of our products are designed to be environmentally-friendly and most of them meet the “Ultimate Biodegradable” ranking of ASTM International, formerly known as the American Society for Testing and Materials (“ASTM”). “Ultimate Biodegradable” is ASTM’s highest ranking for biodegradability, meaning the product degrades in 28 days to the required levels.  For the fiscal year ended June 30, 2012, 55% of our revenues were generated by our performance products and 45% of our revenues were generated by our cleaning products.

Performance Products

G-OIL® “green” motor oils are proprietary blends of American sourced ultimate biodegradable non-toxic, renewable and/or less-toxic reusable “environmentally preferred” base stocks that meet and exceed the highest performance criteria.  Available in a number of formulations, our performance products include motor oils, engine oils, fuel stabilizers and other lubricants that are sold under the G-OIL® brand:

●
Ultimate Biodegradable Bio-Based Advanced Full Synthetic “Green” Motor Oil is the world’s first and only API Service SM and USDA BioPrefered® certified motor oil for all gasoline engines requiring conventional or full synthetic motor oil, keeping pollutants out of the environment while reducing carbon emissions and our dependence on foreign oil.  Compatible with all other motor oils, it is available in the following weights:

●	5W-20
●	5W-30
●	10W-30

●
Biodegradable Bio-Based Advanced Full Synthetic “Green” Racing Oil is race track tested. The product is engineered to provide superior protection and maximum performance, proven to show less wear and tear on the internal engine parts after vigorous dynamometer testing on chassis and engines.

●
Ultimate Biodegradable TC-W3 2-Cycle “Green Marine” Synthetic Engine Oil is NMMA certified for use in oil injection and pre-mix 2-cycle engines, providing ultimate protection for all 2-cycle outboard engines and personal watercraft.

●
Ultimate Biodegradable 2-Cycle Bio-Synthetic “Green” Engine Oil is a “no smoke – no smell superior performing engine oil that works with all brands and ratios, meeting and exceeding API service category TC and USDA BioPreferred® for all 2-cycle air cooled outdoor engines and Ultimate Biodegradable, the highest biodegradability ranking as determined by ASTM Standards (2.1 ASTM D-5864).

●
Ultimate Biodegradable 4-Cycle Bio-Synthetic “Green” Engine Oil exceeds API Service SM for use with all 4 cycle small engines, providing outstanding lubricant properties to ensure long lasting performance.  USDA BioPreferred® certified, this product is the green solution for lawn and garden equipment, small tractors, log splitters, compressors, steam cleaners, pressure washers, pumps and generators requiring SAE 30 and SAE 10W-30 engine oils.

●
Ultimate Biodegradable Bar & Chain Bio-Based “Green” Oil is specifically designed to increase the life and efficiency of chainsaws with excellent lubricity, temperature stability and tackiness to minimize sling loss.

●
Ultimate Biodegradable Fuel Stabilizer keeps all fuel fresh for up to one year, including gasoline, diesel, marine and gasoline blended with ethanol, emulsifying water while preventing carburetor gum and varnish buildup.

Our “green” bio-base, when mixed with additives according to our specifications, enables the dual advantage of low temperature operation and high temperature stability.  Our bio-based advanced full synthetic G-OIL® SAE 5W-30 and SAE 5W-20 motor oils are capable of operating at temperatures as low as minus 40 degrees Fahrenheit.  For example, in cold weather, our oil allows for easy, minimal-engine-wear starts, cold engine operation and smooth flow through the engine, yet at higher temperatures, our oil retains sufficient thickness to ensure proper engine lubrication.  These findings are based on third-party tests conducted in accordance with industry guidelines provided by independent industry standards organizations, each with their own complex criteria for certifications that take into account numerous factors.

In August 2011, our new formulations of our  G-OIL® SAE 5W-30  and SAE 5W-20 motor oils were granted the service symbol “Donut” by the API for use in all types of gasoline engines, including those found in automobiles and other motor vehicles.  API is an American National Standards Institute (ANSI) accredited standards developing organization and maintains some 500 standards covering all segments of the oil and gas industry.  Both retailers and consumers rely on API quality marks and ratings when choosing motor oils.  The “Donut” is an API “Engine Quality Mark” indicating that G-OIL® adheres to industry technical specifications for SAE 5W-30 and SAE 5W-20 motor oils. Engine oil marketers may only use the “Donut” on their products if specific requirements are met based on performance requirements, test methods and limits which are cooperatively established by vehicle and engine manufacturers, technical societies such as the Society of Automotive Engineers (SAE) and ASTM, one of the largest voluntary standards development organizations in the world and a source for technical standards for materials, products, systems, and services and industry associations like the American Chemistry Council and API.

Our G-OIL® SAE 5W-30 and SAE 5W-20 motor oils have met all of the engine test criteria for the API SM rating and we are currently testing our oil for the API SN rating.  The SN rating is an industry-recognized rating that is API’s newest and highest possible rating for oils designed for gasoline-engine service.  In order to receive the SM or SN ratings, our products undergo a series of testing by authorized third-party laboratories and must meet or exceed performance benchmarks.  The SN rating distinguishes gasoline-engine oils that are designed to provide (i) improved oxidation resistance, which means less oil thickening, (ii) improved deposit protection, so that the engine will not form harmful deposits as quickly, (iii) better engine wear protection, and (iv) better low-temperature performance over the life of the oil.

Well Services Products

Our well services products are engineered to help overcome the challenges of working in oils fields. Our line of oil field products will clean equipment, oils field rigs and site areas and optimize and restore production while trying to preserve and do “no harm” to the delicate ecosystem in which our customers drill wells. Most of our products remove the need for transportation of waste fluids and reduce the volatile organic compounds (“VOC’s”) present in the well environment. Our well services products are sold under the G-CLEAN® brand and include storage tank, oil field rig and equipment cleaners, well stimulation, sump remediation and surface washing agents. The proprietary base of our well servicing products is listed on the EPA's National Contingency Plan (“NCP”) for oil spill clean-ups.  These products are available in a number of formulations:

●
Storage tank, oil field rig and equipment cleaners removes the oil and grease from tank walls, machinery and equipment by cutting through and dissolving grease and oil deposits down to the surface of the machinery being cleaned. Our cleaners not only remove the oil and grease but it also encapsulates the harmful VOC’s associated with cleaning.

●
Well stimulation products are designed to improve the flow of oil from producing zones. Our Well Wake Up! TM well stimulation product attacks the buildup of paraffin and asphaltenes that can restrict well bore and reduce production. Used as part of a comprehensive service plan, Well Wake-UP! eliminates bore restriction and plugged screens.

●
Sump remediation utilizes a surfactant enhanced aquifer process which involves the injection of our specialty surfactants to enhance desorption and recovery of bound up otherwise recalcitrant non aqueous phase liquid. Our product provides a cost effective and permanent solution to sites that have been previously unsuccessful utilizing other remedial approaches. This technology is also successful when utilized as the initial step in a multi faceted remedial approach utilizing bioremediation enhancement.

●
Surface washing agents are a blend of water-based and ultimate biodegradable ingredients specifically formulated to emulsify and encapsulate fuel and oil by penetrating and breaking down long chain hydrocarbons bonds rendering them water soluble.  Our surface washing agent has satisfied the regulatory requirements of the National Oil and Hazardous Substance Pollution Contingency Plan (“NCP”), allowing it to be listed on the NCP product schedule under the surface washing agent category, meaning it can be used by “Federal on-scene coordinators” in accordance with such regulations and is posted on the Environmental Protection Agency's website (www.epa.gov/emergencies/content/ncp/index.htm) in the Product Schedule and Technical Notebook

Automotive Appearance and Outdoor Power Equipment Cleaning Chemicals

G-CLEAN® automotive appearance cleaning chemicals includes car washes, glass cleaners, tire care solutions and all-purpose detergents currently available in a number of formulations:

●
Car Wash is a heavy duty hydrophobic (water repelling) solution that is designed to cause water to “bead up” and “roll off,” leaving no spots.  Car Wash is not a detergent, soap or petroleum solvent, but a blend of natural plant based products (including soy, corn, grain and potatoes) that are designed to be safe for vegetation and groundwater.

●
Wheel Cleaner and Brake Dust Shield is a two-step wheel cleaner and brake dust repellent solution.  Step one (Wheel Cleaner) is designed to remove tough dirt buildup, while step two (Brake Dust Shield) is designed to leave a shine and protective coating that repels brake dust.

●	Ultimate Tire Shine is designed to remove dirt and road grime while shining tires and protecting their surface.

●
Glass Cleaner is designed to be an easy-to-use, no streak organic formula that clings to glass and penetrates its surfaces, dissolving and removing dirt and forming an invisible anti-static residue that reduces dust and dirt build-up.

●
Rain Repellent & Anti-Fog are hydrophobic glass treatments.  The products are designed to disperse nano-sized particles that penetrate glass surfaces to form a bond that repels rain, ice and snow on the outside and smoke, fog and other types of moisture on the inside for up to several months.

●
All Purpose Cleaner is a multipurpose-multi surface cleaner is designed to easily lift away dirt and debris as well as keeping surfaces cleaner longer by creating an invisible anti-static residue that reduces future dust and dirt buildup.

●
Concrete Cleaner & Degreaser, Siding & All Purpose Cleaner and Mold & Mildew Stain Remover are “heavy duty” cleaning solutions designed to be used in power washers.  They are available in concentrated dissolvable packages and collapsible bags.

●
Foam Blaster and Oxy Foam Blaster is a highly concentrated “foam" all purpose cleaner which gets applied at high pressure and is designed to leave long lasting thick foam that sticks, extending the dwell time for better cleaning.

●
Grill & Surface Cleaner is designed to lift and remove baked on grease, dirt and food particles on outdoor grills and cooking surfaces while leaving a lasting shine that shields the surface for future cooking and easier cleaning the next time.

●	Interior Protectant is a cleaning solution designed to shield and shine interior surfaces while protecting automobiles dashboard and other rubber surfaces against UVA and UVB sun rays.

We also sell G-CLEAN® electric and gasoline powered pressure washing equipment.  Our pressure washers typically include pack-in of our concentrated cleaners and 4-cycle engine oils.

Marine Products

Cleaning products sold under the G-MARINE™ brand include boat washes, hull and bottom cleaners, bilge cleaners, and glass cleaners currently available in a number of formulations:

●
Boat Wash is a heavy duty highly concentrated cleaner that is designed to penetrate dirt and oils, breaking them into little particles that constantly repel each other. This prevents the particles from sticking, resulting in a spot-free shine on a boat's surface.  Boat Wash will not harm the waterways like most other boat wash products and it’s safe to use while your boat is in the water.

●
Hull & Bottom Cleaner uses plant base oils and contains nano-enhanced emulsifiers that break down organic soils and hydrocarbons on the hull while cleaning and removing stains and grime on the bottom of a boat.

●
Bilge Cleaner & Deodorizer is a cleaner/degreaser that contains nano-enhanced emulsifiers that break down organic soils and hydrocarbon matter in the bilge, fish well or bait tank leaving behind a fresh scent.

●	Boat Glass Cleaner ammonia free organic formula keeps surfaces cleaner longer by creating an invisible anti-static coating that reduces dirt buildup while repelling water and resisting salt.

GROWTH STRATEGY

We believe that our aggressive sales and marketing effort together with our efficient distribution infrastructure will enable us to successfully and quickly place our proprietary products with retail and commercial customers.

Our growth strategy is designed to capitalize on our brand recognition and our position as a provider of environmentally-friendly, bio-based automotive, marine and outdoor power equipment performance, cleaning products, well stimulations and surface washing agents. We have launched a sales and marketing program for our performance and cleaning products, using product and corporate branding; distribution  networks; promotional and advertising campaigns on television channels targeted toward our market; point of purchase marketing at auto parts retail stores, home improvement centers, marine stores, mass market retailers, and regional wholesalers; push-pull strategy; and public promotions.

Branding

We have embarked on creating a powerful consumer brand using the symbol “G”, which we hope will become the choice of consumers seeking products that are both green and effective.  We have also adopted an “umbrella” approach to product branding that allows the “G” brand to “crossover” multiple categories of products within a variety of trade channels.  For example, a consumer who replaces his or her own motor oil is also likely to mow his or her own lawn or clean the barbeque grill.  We believe that a consumer is impressed by the product performance of one product, would be very likely to re-purchase and try other G-branded performance and cleaning products.   By addressing consumer consumption habits, we expect to appeal to all consumers, not only those whose choice of products is determined purely by their “green” attributes.  In conclusion, if performance and price are comparable and, if the consumer hasn’t adopted a strong allegiance to a particular brand, then we believe that our green brand (“G” brand) is the logical choice for its domestic production and environment benefits

Strategic Relationships

The following are the relationships that we deem to be “strategic” and material to our business.

Under an agreement dated as January 25, 2009 with Inventek Colloidal Cleaners, LLC (“Inventek”) we acquired the:

(i)
Exclusive right in the United States and Canada and the non-exclusive right world-wide, outside the United States and Canada, to sell, market and distribute in retail channels of distribution any cleaning products manufactured by Inventek or by any person related to Inventek (“Inventek Products”);

(ii)	the non-exclusive right world-wide, to sell, market and distribute Inventek Products in all other non-retail distribution channels; and
(iii)	with respect to Inventek Products, the non-exclusive right world-wide to include all or selected portions of any certifications, products claims or descriptions, test results, safety or use instruction, or warnings, in labeling, packaging, documentation or any marketing materials or any other materials or media used in connection with the sale or distribution of Inventek Products.

In exchange for these rights, we agreed to market and distribute the Inventek Products under our line of “G” branded products and to refrain from distributing, promoting, marketing or selling any products that compete with Inventek Products.  There are no minimum purchase requirements under our agreement with Inventek.  Our agreement also provides that we and Inventek will work together to establish testing procedures and reporting to ensure quality and consistency in our product batches.  The Inventek agreement has a ten-year term after which it continues indefinitely until either party gives the other 90-days prior written notice of its intent to terminate the agreement.

In December 2008, we entered into a market distribution agreement with TTI, a leading manufacturer of outdoor power equipment and The Home Depot’s largest supplier.  Under our agreement, TTI purchases our performance and cleaning products and distributes the products through their domestic and international networks.  In addition, TTI intends to co-brand and co-market various G-branded products with their products.

In July 2010, we entered into an arrangement with Delta Petroleum Company to produce performance products for us based on our specifications and formulations.  In September 2010, we formalized this arrangement by entering into a Product Production and Sale Agreement with Olympic Oil, Ltd., a wholly-owned subsidiary of Delta Petroleum.  (We refer to Olympic Oil and Delta Petroleum collectively as the “Delta Group.”)  Under this agreement, the Delta Group produces all our performance products based on our formulations and specifics, which we provide to them.  Delta Group also tests the finished product to ensure compliance with our specifications and performance standards and bottles, packages, warehouses and ships the final product to our customers.  The Delta Group purchases the ingredients and raw materials that are used to produce these products from its suppliers.  The Delta Group also has the right under the agreement, subject to our consent, to sell our products to its other customers either under our label or under the customers’ private label.   The agreement is for a three-year term and automatically renews for an unlimited number of one-year terms until one of the parties gives the other 60 days prior written notice that it does not want to renew the agreement.

In December 2011 we entered into a ten-year limited exclusivity distribution agreement with E&B, an entity owned and controlled by Francesco Galesi (“Galesi”), a related party.  E&B is a national independent oil and gas producer with subsidiaries in the oil and gas well service business who will be responsible for the distribution of our full range of G-CLEAN® products specifically engineered for oil and gas fields. Our cleaning products for the oil and gas well service industry include: Well Wake Up!, Sump Remediation, Casing Cutter, Frac and Storage Tank Cleaner & Water Treatment and Rig & Equipment Cleaner. The proprietary base of our well servicing products is listed on the EPA's National Contingency Plan (NCP) for oil spill clean-ups.

Finally, we have an agreement with Marketiquette, Inc., under which Marketiquette, comprised of seasoned sales & marketing professionals markets and sells our products as well as provide leadership services to our organization.  Marketiquette provides the services of our President and Chief Marketing Officer and is co-owned with his wife who operates these services for our organization.  Marketiquette is a founding partner of the Company and is particularly knowledgeable about the automotive and household products industries, our two principal markets.  Marketiquette  has developed and implemented marketing programs for our products and built a sales force of approximately 100 sales professionals to sell our products. Marketiquette has also led identification of prospective new markets and related development of proprietary products.

Develop New Products and Services

In an effort to continually satisfy unmet consumer needs and desires, we work closely with our suppliers and strategic partners, including TTI and Inventek to develop high performance green products.  We also have two full-time employee devoted to research and development efforts focused on developing our own formulations of our performance products, which includes submitting our independent test results to industry certification organizations

We believe that we have successfully developed a method for converting animal fats and plant oils to a bio-base ingredient for our motor oil, bar and chain lubricants and our 2-cycle and 4-cycle engine oils. We have completed testing of our JASO FD 2-cycle and bar and chain oils.  We are bench and engine testing our 4-cycle 10W-30 and SAE 30 OPE oils to determine their performance relative to comparable products from other suppliers, including the cost of producing these products through third-party manufacturers. We continue to work on proprietary new formulations for other grades of lubricants and motor oils.

SALES AND MARKETING

We have launched a sales and marketing program for our performance and cleaning products, using product and corporate branding; promotional and advertising campaigns on television channels targeted toward our market; point of purchase marketing at auto parts retail stores, home improvement centers, grocery store chains, mass market retailers, and regional wholesalers; push-pull strategy; and public promotions.  We believe that our aggressive sales and marketing effort together with our efficient distribution infrastructure will enable us to successfully and quickly place our products with retail and commercial customers.

Our “go-to-market” strategy is based on our understanding of consumer behavior that drives decisions related to where to compete and how to compete.  It includes a profile of the consumer motivations determining who they are, what they want, what they need and where they go to satisfy these wants and needs.  This strategy is also a process of educating the consumer by making the products readily available and then motivating them to buy.

●	Build brand awareness
●	Identify unmet consumer needs via visual cue’s for high performance green products
●	Generate trial and sampling occasions
●	Motivate consumer “consumption”
●	Gain distribution
●	Drive consumer traffic to the retail

    Our sales infrastructure includes master distribution agreements with a variety of wholesalers and Marketiquette’s contractual arrangements with approximately 100 sales professionals who sell to over 330,000 retail locations.  We are actively pursuing relationships with other wholesalers and retailers to include additional major national consumer purchase locations in the household goods, automotive aftermarket, and categories that include home improvement centers.

CUSTOMERS

A significant portion of our sales is derived from a limited number of customers.  For the fiscal year ended June 30, 2012, approximately 91% of our sales were made to TTI (distributed to The Home Depot), E&B, Walmart and Menards, Inc.  For the fiscal year ended June 30, 2011, approximately 88% of our sales were made to TTI, Walmart and Menards, Inc. E&B is owned and controlled by Francesco Galesi. TTI and Galesi beneficially owned approximately 19.7% and 23.0%, respectively, of our outstanding shares as of February 1, 2013.

Our targeted customers are leading national and regional retailers, primarily consisting of Mass Merchandisers, Auto Parts (including quick lube/oil change retailers), Home Centers & Hardware Stores.  We are also pursuing customers in the United States and international well service, industrial, municipality and military markets.

COMPETITION

Motor oil marketers continue to look to higher-priced specialized and high-performance formulations to lessen the price-driven, commodity nature of the business.  Synthetic motor oils and synthetic blends remain the most promising development.  They have strong appeal to marketers and retailers alike because of the much higher prices they command.  Marketers are thus devoting much of their marketing and new product development efforts to synthetic and blended oils. We believe that the next opportunity in marketing motor oil is the environmentally-friendly, non-petroleum based and fully biodegradable “green” oil or “bio-synthetic”.  We are not aware of any major provider of biodegradable lubricants.

Our well services competition includes small and mid-size independent contractors as well as major oilfield services companies with international operations. We compete with significant chemical companies and a number of smaller independent competitors for our well services products. We believe that the principal competitive factors in the market areas that we serve are price, product and technical proficiency.

Competition in automotive cleaning products continues to expand, particularly in the protectants and wash segments, creating new products to protect both interior and exterior automotive parts.  The Black Magic brand of Shell’s (SOPUS) Blue Coral-Slick 50 unit is credited with creating an entire new sub-segment, tire dressing, which is now one of the largest and fastest growing.  Tire dressing, a protectant product, gives tires a like-new, high-gloss, wet-look finish and is particularly popular among young male vehicle owners.  Category leaders Armor All, Meguiar’s and Turtle Wax continually renew their offerings with extensions into tire care, exterior washes, carpet and upholstery care and odor removers, as well as updated formulations of protectants or waxes and polishes.

The retail and industrial market for marine supplies is highly competitive. Many competitors who sell marine products have their own supply stores, sell through catalogs, over the Internet and through distributors. The principal factors of competition in our marketplace are selection, quality, availability, price, convenience and access to a wide variety of merchandise.  The market for specialized service chemical programs for well services and water and land clean-up is also highly competitive.

INTELLECTUAL PROPERTY

Our business depends, in part, on our right to develop and protect our own intellectual property rights – including patents, know-how, trademarks and trade names – to obtain the necessary licenses and other agreements that enable us to use or exploit the intellectual property rights of others.

We own and/or license all of the intellectual property that is necessary for the conduct of our business.  These include the following:

●	Our own formulations for motor oil, 2-cycle oil, 4-cycle oil and bar and chain lubricants.
●	The purchase of our TC-3W marine engine oil from an additive supplier.
●	Exclusive and non-exclusive rights to market, distribute and sell Inventek Products, which make up the bulk of our well services and cleaning products and our surface washing agent.

We filed a patent application for our motor oil with the United States Patent and Trademark Office under the accelerated patent application process.  Under this process, it is expected that we would have our application reviewed within 90 days and a patent could be issued within a year.  Our application is currently under review.  Since our inception we have invested significant amounts of capital into research and development of new products.

The following marks are registered to us in the United States Patent and Trademark Office:   G-OIL®,   SAVE THE EARTH– SACRIFICE NOTHING®, G OIL Design®, G CLEAN®,G MARINE®  and G.E.T. GREEN! ®.

Foreign trademark registrations are held for G OIL and for G CLEAN in the European Community, Costa Rica Israel and Singapore.  Applications are pending in Australia, Argentina, Brazil, China, Chile, Taiwan and Ghana for G OIL (and/or G OIL and Design).  Applications are pending in Argentina, Australia, Brazil, Chile, Columbia, Ecuador and Venezuela for G CLEAN.

SUPPLIERS

We have a select group of suppliers and contract manufactures to develop, blend and bottle all of our products, benefiting by their intellectual know-how, buying power, increased capacity, freight savings as well as production and logistical expertise

We rely on a limited number of suppliers for all of our products.  One of our strategic goals is to diversify our supply base in order to reduce the risk of depending on a limited number of suppliers.  However, we cannot assure you we will be able to expand our supply base as there are a limited number of producers of bio-based performance and cleaning products that would satisfy our standards for quality and performance.

Performance Products

We have successfully developed our own formulations for motor oil, 2- and 4-cycle engine oil and bar and chain oil.  Beginning in July 2010, we shifted production of our performance products to Delta Group.  In September 2010 we entered into a three-year Product Production and Sale Agreement with the Delta Group under which it produces our performance products for us based on our specifications and formulations.  The Delta Group purchases all the raw materials, including the bio-base, and ingredients for our performance produces, mixes and blends them to our specifications, tests the finished product to ensure that it meets our performance and other standards, and warehouses, bottles, packages and ships the finished product to our customers.  We have no direct relationship with any of the Delta Group’s suppliers.  Other than animal fat bio-solvents, which come from a limited number of independent meat processing plants, the raw materials used by our suppliers are readily available.  Notwithstanding the decreased number of suppliers of animal fat bio-solvents, we believe our suppliers are able to obtain sufficient raw materials to fulfill our needs for the foreseeable future.

Cleaning Products

We purchase all our cleaning products in concentrated form from Inventek, and either bottle the products at Inventek or ship them to the Delta Group or another blender/bottles for blending and bottling and then to our distributors.

Well Service Product

We purchase our well stimulation, tank cleaners and surface washing agent from Inventek in concentrated or diluted form and either ship it directly to our distributors or customers or to the Delta Group for blending and bottling.  The Delta Group or Inventek then ships the finished product to our distributors and retail customers.

Marine Products

We currently purchase our TC-3W 2-cycle marine engine oil from Infineum USA L.P. (“Infineum”).  The combination of Infineum’s bio-base oil and additives create the necessary performance attributes that make our marine engine oil effective and biodegradable as determined by ASTM Standards.  Our marine cleaning products are purchased from Inventek.  Infineum and Inventek ship our marine products to the Delta Group or another vendor designated by us for blending and bottling, which then ships the finished product to our distributors and customers.

DISTRIBUTION

We have a number of agreements with distributors in the United States and Canada, the most important of which is our five-year worldwide distribution agreement with TTI for G-branded products, which we entered into in December 2008.  TTI is the producer of Ryobi™ and Homelite™ hand-held gas and electric powered outdoor equipment, including grass and weed trimmers, power washers, blowers, chain saws and hedge trimmers.  Under our agreement with TTI, they have the non-exclusive right to distribute all of our products, including all G-OIL® 2-cycle, 4-cycle, Bar & Chain oils and G-CLEAN™ biodegradable detergents, throughout its global distribution network.

In December 2008, we entered into a five-year worldwide distribution agreement for G-branded products with TTI.  TTI beneficially owns approximately 19.7% of our outstanding shares as of February 1, 2013.  For the years ended June 30, 2012 and 2011, approximately 34% and 41% of our revenues, respectively, were derived from TTI. For the six months ending December 31, 2012 and 2011, approximately 23% and 27% of our revenues, respectively, were derived from TTI.

In December 2011, we entered into a ten-year limited exclusivity distribution agreement for G-branded products with E&B and a distribution agreement with Green Planet Products, LLC (“Green Planet”).  E&B and Green Planet are members of the Galesi Group, which is owned and controlled by Francesco Galesi. As of February 1, 2013, Mr. Galesi beneficially owned approximately 23% of our common stock, including shares issuable upon exercise of the conversion rights with respect to Debentures in the aggregate principal amount of $3,000,000 due December 31, 2014.  In addition, David Buicko, our Chairman of the Board is the chief operating officer of Galesi Group’s real estate operations.  For the year ended June 30, 2012 and 2011, approximately 24% and 2% of our revenues, respectively, were generated from E&B and Green Planet. For the six months ending December 31, 2012 and 2011, approximately 33% and 23% of our revenues, respectively, were generated from E&B and Green Planet.

EMPLOYEES

As of February 1, 2013, we employed ten people.  None of our employees are members of a union.  We believe that we have good relations with our employees.

PROPERTIES

Our lease for approximately 2,500 square feet of office space located in Hawthorne, New York will expire in September 2013. Under the lease we have the right to extend for two consecutive one year terms.

Our lease for approximately 5,045 square feet of warehouse and office space for our sales and marketing offices located in Celebration, Florida will expire in September 2014.

We also have a month to month lease of approximately 640 square feet of office space in Davis, California. This facility houses our lab nd research and development personnel.

We believe that our physical properties are well maintained, in good operating condition and adequate for their intended purposes.

LEGAL PROCEEDINGS

From time to time, we may become involved in routine litigation incidental to our business, Further, product liability claims may be asserted in the future relative to events not known to management at the present time. Management believes that our risk management practices, including our insurance coverage, are reasonably adequate to protect against potential material product liability losses. We are not a party to any material legal proceeding not in the ordinary course of business at this time.

AVAILABLE INFORMATION

Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and amendments to those reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Exchange Act, are available, free of charge, on our web site at www.getg.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at www.sec.gov.  The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

In addition, we have made available on our web site under the heading “Investor Quick Facts.” our Code of Ethics and Code of Conduct. We intend to make available on our web site any future amendments or waivers to our Code of Ethics and Code of Conduct within four business days after any such amendments or waivers.

MANAGEMENT

The names, ages and titles of our executive officers and directors, as of February 1, 2013, are as follows:

Name	Age	Position
David Buicko (1)(2)	59	Class II Director, Chairman of the Board
Humbert Powell III (1)(3)	73	Class II Director
Walter Raquet (4)(5)	67	Class I Director
John Thomas (3)(4)(6)	56	Class I Director
Jeffrey Loch (7)	50	Class III Director, President and Chief Marketing Officer
Greg D. Adams	51	Chief Operating Officer, Chief Financial Officer and Secretary
_________________________________

(1) Term as a Director expires at the 2013 annual meeting of stockholders.
(2) Audit Committee Chair.
(3) Member of the Compensation Committee.
(4) Term as a Director expires at the 2015 annual meeting of stockholders.
(5) Member of the Audit Committee.
(6) Appointed Class I Director effective February 7, 2013.
(7) Term as Director expires at the 2014 annual meeting of stockholders.

Non-Employee Directors

David M. Buicko has been our Chairman of the Board since May 2011 and a director since September 2010.  Since 1986, Mr. Buicko has been the chief operating officer of the Galesi Group, a leading industrial real estate developer in the Northeast and owner of one of the largest, most versatile third-party logistics companies in the region.  He is responsible for the day to day operations of the Galesi Group’s operating divisions including commercial real estate, industrial parks, and distribution and logistics.  Mr. Buicko is a member of a variety of local, professional, economic development and charitable organizations and is currently a Director and past chairman of the Center for Economic Growth, a regional economic development organization.  He also serves on the board of numerous privately held companies in the real estate industry.  Mr. Buicko is a certified public accountant and a graduate of Siena College where he received a B.B.A. degree in Accounting in 1975.  Mr. Buicko was selected as a director because of his background and experience in senior management, which provides the Board with valuable management and leadership skills and insight into our business.

Humbert Powell III has been a director since November 2008.  Mr. Powell is a Managing Director at Sanders Morris Harris, a regional Investment Banking Firm headquartered in Houston, Texas with branch offices in Los Angeles, Dallas, Cleveland, Las Vegas, Tulsa and New York City, where he resides. Mr. Powell served as Chairman of Marleau, Lemire USA and Vice Chairman of Marleau, Lemire Securities, Inc. during the years 1994-1996. Prior to his employment with Marleau, Lemire, he served as a Senior Managing Director in the Corporate Finance Department of Bear Stearns & Co., 1984-1994, with responsibilities for the Investment Banking effort both domestic and international. Prior to his employment with Bear Steams in 1984, Mr. Powell served as a Senior Vice President and Director of E.F. Hutton & Co., where he was employed in various capacities for 18 years. He is also a Director of several public and private companies and a Trustee of Salem International University.  Mr. Powell was selected as a director because of his depth of knowledge of the investment banking sector, which provides the Board with extensive insight and a perspective on growth and acquisition strategies.

Walter Raquet has been a director since June 2012.  Mr. Raquet is currently Vice Chairman of Bolton LLC an investment management company. He was Chairman of WR Platform Advisors LP, a technology platform and service provider of managed accounts for hedge fund investments from 2004 to 2011. Mr. Raquet was also a co-founder of Knight Securities.  He served as Knight’s Chief Operating Officer from its inception in 1995 until 2000 and as its Executive Vice President from 1998 through 2002. He also served as a member of Knight’s board of directors from 1995 through 2002.  Prior to Knight, Mr. Raquet was a Senior Vice President with Spear, Leeds & Kellogg/Troster Singer and a Partner at Herzog Heine & Geduld, Inc., where he directed the firm's technology and marketing efforts. Also, Mr. Raquet was Corporate Controller for PaineWebber Incorporated, Executive Vice President of Cantor Fitzgerald and Controller for Weeden & Co. Mr. Raquet is a certified public accountant and practiced at the accounting firm of Price Waterhouse. Mr. Raquet received a B.S. degree in Accounting from New York University. We believe that his background and experience provides the Board with a perspective on corporate finance matters.

John Thomas has been a director since February 2013.  Mr. Thomas brings 30 years as a business leader and expert in the global fuels industry having been accountable for marketing businesses across Europe and North America.  Mr. Thomas retired from BP Plc (formerly British Petroleum) in 2010.  At that time, he was President of the Mid-West Fuels Value Chain, an integrated marketing and refining business. This business comprised two refineries, a set of integrated crude and product pipelines, terminals and a retail and wholesale marketing network.  Mr. Thomas joined the Standard Oil Company of Ohio (Sohio) in 1980 in the Marine Department and held a succession of positions of increasing responsibility in logistics, supply, strategic planning, business development, brand management and marketing operations before his most recent role. Over his career, he served in various senior management positions with affiliates and subsidiaries of BP Plc including Senior Vice President, Global Marketing for Castrol; President, US Convenience Retail; President, West Coast Retail (Arco); Head of Retail Marketing in the United Kingdom and European Marketing Manager in Brussels. During his career, he has been a member of numerous Boards across the US, Europe and Japan.  He holds a Bachelor of Science degree in Transportation and Marketing and a Masters of Business Administration from Syracuse University.  Mr. Thomas is a member of the Chicago Council on Global Affairs and the Chicago Commercial Club.

Employee Directors and Officers

Jeffrey Loch, one of our founders, has been our president and chief marketing officer since September 2010 and a director since February 2009.  Mr. Loch is a principal of Marketiquette, a marketing company he co-founded in 2001 that provides branding and go-to-market strategies as well as national sales representative coverage.  Mr. Loch is a graduate of Albion College where he received his B.A. degree in Management and Economics in 1984.  .  Mr. Loch was selected as a director because of his in-depth knowledge of our operations and products as our president and chief marketing officer, which facilitates the Board’s oversight function with the benefit of management’s perspective of our business.

Greg D. Adams has been our chief operating officer since September 2010, and our chief financial officer and secretary since March 2008.  From 1999 to 2008, he served as chief financial officer, chief operating officer and director of EDGAR Online Inc., a leading provider of business information.  From 1994 to 1999, he was also chief financial officer and senior vice president, finance of PRT Group Inc., a technology solutions company and the Blenheim Group Plc., U.S. Division, a conference management company.  Mr. Adams began his career in 1983 at KPMG in the audit advisory practice where he worked for 11 years.  Mr. Adams is a Certified Public Accountant, a member of the New York State Society of Certified Public Accountants and the American Institute of Certified Public Accountants, and served as vice chairman of Financial Executives International’s committee on finance and information technology.  He received a B.B.A. degree in Accounting from the College of William & Mary.

Family Relationships

None of the directors or executive officers are related by blood, marriage or adoption.

CORPORATE GOVERNANCE

Director Independence

The Board has determined that Messrs. Powell, Buicko, Raquet and Thomas, representing a majority of the directors, are independent as that term is defined in the listing standards of the NASDAQ, although Mr. Buicko may not be deemed “independent” for audit committee purposes under NASDAQ listing guidelines.  Generally a director is considered independent as long as he or she does not have a relationship with us or management that would interfere with the exercise of independent judgment in carrying out the director’s responsibilities.

Disclosure of Director Qualifications

In lieu of a nominating committee, the Board is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board.  The Board regularly reviews its membership composition in light of our changing requirements, assesses its own performance, and the feedback from stockholders and other key constituencies.

In identifying and recommending nominees for positions on the Board, the Board places primary emphasis on the following:  (i) a candidate’s judgment, character, expertise, skills and knowledge useful to the oversight of our business; (ii) a candidate’s business or other relevant experience; and (iii) the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other members of the Board will build a board of directors that is effective, collegial and responsive to our needs.

In addition, the Board seeks to include a complementary mix of individuals with diverse backgrounds and skills reflecting the broad set of challenges that it confronts.  These individual qualities can include matters like experience in our industry, technical experience (for example, financial or technological expertise), experience gained in situations comparable to ours (e.g., financial service companies, growth companies, and companies that grow through acquistions), leadership experience, and relevant geographical experience.

BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning the beneficial ownership of the outstanding shares of common stock as of February 1, 2013 by:  (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each of the Named Executive Officers in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
Executive Officers:
Jeffrey Loch	2,666,667	(3)	1.7%
Greg D. Adams	1,500,000	(4)	1.0%
Non-Employee Directors:
Humbert Powell	416,667	(5)	*
David Buicko	548,000	(6)	*
Walter Raquet	12,732,258	(7)	8.0%
John Thomas (8)	--		*
All directors and executive officers as a group (6 persons) 5% Stockholders:	17,863,591	(9)	7.5%
William J. (Jeff) Marshall	11,925,000	(10)	7.2%
KeysKwest, LLC	8,000,000	(11)	5.1%
Paul Andrecola	11,169,248	(12)	7.2%
Techtronics Industries North America, Inc.	30,666,667	(13)	19.7%
Francesco Galesi	42,423,063	(14)	23.0%
AEGIS HK Limited	8,600,000	(15)	5.5%
D&L Partners	8,899,035	(16)	5.4%

________________________
* Less than 1%
(1)	Unless otherwise provided herein, the address of the persons named is c/o Green Earth Technologies, Inc., 7 West Cross Street Hawthorne, New York 10532.
(2)
According to the rules and regulations of the SEC, shares that a person has a right to acquire within 60 days are deemed to be beneficially owned by such person and are deemed to be outstanding only for the purpose of computing the percentage ownership of that person.  Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned.  As of January 24, 2013, 156,037,965 shares of common stock were outstanding.

(3)	Includes 2,666,667 shares of common stock underlying immediately exercisable options.
(4)	Includes 500,000 shares of common stock underlying immediately exercisable options.
(5)	Includes 416,667 shares of common stock underlying immediately exercisable options.
(6)	Includes 150,000 shares of common stock underlying immediately exercisable.
(7)	Includes 7,352,941 shares issuable upon exercise of conversion rights with respect to $1,250,000 aggregate principal amount of the Debentures and 3,676,471 shares issuable upon exercise of Warrants.
(8)	Appointed a Class I Director effective on February 7, 2013.
(9)
Includes an aggregate of 7,409,804 shares of common stock underlying immediately exercisable options and warrants, and 7,352,941 shares issuable upon exercise of conversion rights with respect to $1,250,000 aggregate principal amount of the Debentures.

(10)	Mr. Marshall was the prior chairman and chief executive officer of the Company. Includes 10,000,000 shares of common stock underlying immediately exercisable options.
(11)	Mr. Loch’s wife, Carol Loch, is the sole member of KeysKwest, LLC, which owns 8,000,000 shares of common stock. Mr. Loch does not have voting control or power of disposition over these shares and disclaims any ownership of such shares. The business address of KeysKwest is 2903 N. Mccarren Way, Maricopa, Arizona 85239.
(12)	Mr. Andrecola’s business address is 106 Gaither Drive, Mt. Laurel, New Jersey 080504.
(13)	TTI’s business address is 24/F CDW Building, 388 Castle Peak Road, Tsuen Wan, N.T. Hong Kong.

(14)	Includes (i) an aggregate of 2,160,000 shares of common stock underlying two immediately exercisable warrants, each with an exercise price of $0.38 per share. Each warrant is exercisable for up to 1,080,000 shares and expire on February 19, 2013 and May 13, 2013, respectively; (ii) 8,823,530 shares issuable upon exercise of Warrants; and (iii) 17,647,059 shares issuable upon exercise of conversion rights with respect to $3,000,000 aggregate principal amount of the Debentures.
(15)	AEGIS HK Limited’s business address is FLAT/RM 3905 Two Exchange Share, 8 Connaught Place, Central HK.
(16)	Includes (i) 2,941,176 shares issuable upon exercise of Warrants; and (ii) 5,882,353 shares issuable upon exercise of conversion rights with respect to $1,000,000 aggregate principal amount of the Debentures. Mr. Douglas J. Von Allmen is the managing partner of D&L Partners and has full power and authority over voting and disposing of the shares it owns.

As of January 24, 2013, we were not aware of any pledges of common stock which may at a subsequent date result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Corporate Governance

The Board has adopted a resolution that, in the future, any transactions between us and another person or entity who is deemed to be an “affiliate” or a related party must be approved by a majority of our disinterested directors.

Transactions with Related Parties

Between June 2007 and June 2010, we issued an aggregate of 8,000,000 shares of our common stock to Marketiquette.  Marketiquette is owned and operated by Jeffrey Loch, our President, Chief Marketing Officer and a Director, and Carol Loch, his wife.  At the direction of Marketiquette, all of the shares were issued to KeysKwest, LLC, which beneficially owned approximately 5.1% of our outstanding shares as of January 24, 2013 and whose sole member is Mrs. Loch.  Mr. Loch does not receive any regular cash compensation from us for his services as an officer and/or Director of the Company.

In July 2007, we entered into a services agreement, as amended, with Marketiquette under which we pay Marketiquette a monthly retainer of $36,000 as well as commissions from 5%-10% based on net sales it generates.  The commissions depend on the customer’s class of trade with a declining maximum scale based on volume.  Marketiquette uses the monthly retainer primarily for employees’ salaries, including four full-time and one part-time employee, and the commissions to primarily pay up to 100 of its sales representatives.  We paid Marketiquette a total of $739,000 and $662,000 for the years ended June 30, 2012 and 2011, respectively, in accordance with the agreement.

In February 2008, we entered into an agreement with Inventek under which Inventek granted us a royalty-free license and exclusivity rights to market, sell and distribute appearance products. Inventek is owned by Yasmin Andrecola, whose husband, Paul Andrecola, beneficially owns approximately 7.2% of our outstanding shares as of January 24, 2013.  Under the terms of the agreement, we and Inventek agreed to combine resources and work together to formulate and manufacture products to be sold under our brand names.  We purchased inventory from Inventek totaling $1,119,000 and $427,000 for the years ended June 30, 2012 and 2011, respectively.

In December 2008, we entered into a five-year worldwide distribution agreement for G-branded products with TTI.  TTI beneficially owns approximately 19.7% of our outstanding shares as of February 1, 2013.  For the years ended June 30, 2012 and 2011, approximately 34% and 41% of our revenues, respectively, were derived from TTI. For the six months ending December 31, 2012 and 2011, approximately 23% and 27% of our revenues, respectively, were derived from TTI.

In December 2011, we entered into a ten-year limited exclusivity distribution agreement for G-branded products with E&B and with Green Planet. E&B and Green Planet are members of the Galesi Group, which is owned and controlled by Francesco Galesi. As of February 1, 2013, Mr. Galesi beneficially owned approximately 23% of our common stock, including shares issuable upon exercise of the conversion rights with respect to the Debentures in the aggregate principal amount of $3,000,000.  In addition, David Buicko, our Chairman of the Board is the chief operating officer of Galesi Group’s real estate operations.  For the years ended June 30, 2012 and 2011, approximately 24% and 2% of our revenues, respectively, were generated from E&B and Green Planet. For the six months ending December 31, 2012 and 2011, approximately 33% and 23% of our revenues, respectively, were generated from E&B and Green Planet. As of December 31, 2012 and June 30, 2012, amounts due from E&B and Green Planet totaled $1 and $345, respectively.  As of December 31, 2012 and June 30, 2012, the amounts due to E&B and Green Planet included $3,530 and $2,338 of derivative liability, respectively, and $746 and $314 for the Debentures, net of debt discount, plus accrued interest, respectively.  In December 2012, we received $6,000 from Galesi for future sales of well service products, which amount is included in deferred revenue, related party on our condensed consolidated statement of operations for the period ended December 31, 2012.

Walter Raquet is a member of our board of directors and its audit committee.  As of December 31, 2012 and June 30, 2012, amounts due to Mr. Raquet included $1,470 and $0 of derivative liability, respectively, and $164 and $3 for the Debentures, net of debt discount, plus accrued interest, respectively.  As of February 1, 2013, Mr. Raquet beneficially owned approximately 7.9% of our issued and outstanding shares of common stock.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table sets forth certain information with respect to compensation for the fiscal years ended June 30, 2012 and 2011 earned by or paid to the Company’s principal executive officer and all individuals who served as the Company’s principal executive officer during fiscal 2012 and the only other executive officer of the Company whose total salary exceeded $100,000 in fiscal 2012 (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary($)		Option Awards($)(1)	Total($)
Jeffrey Loch, President and Chief Marketing Officer(2)	2012	$-		$494,000	$494,000
	2011	$-		$411,667	$411,667
Greg D. Adams, Chief Financial Officer and Chief Operating Officer	2012	$200,000	(3)	$1,576,595	$1,776,595
	2011	$200,000		$1,802,889	$2,002,889
________________________
(1)	Represents the aggregate grant-date fair value of the awards computed in accordance the Financial Accounting Standards Board (FASB) Accounting Standards Codified Topic 718 ("FASB ASC Topic 718.)
(2)
Mr. Loch is our principal executive officer.  He does not receive any regular cash compensation from us in his capacity as an officer or a Director.  However, we do pay for the services of Marketiquette, a copy he, along with his wife, controls.  See “Certain Relationships and Related Party Transactions” above.

(3)	Mr. Adams agreed to defer $50,000 of his base salary in each of the years ending June 30, 2012 and 2011. As of June 30, 2012, $70,000 of his deferred salary remained unpaid.

Employment Agreements and Arrangements

Greg Adams, Chief Financial Officer and Chief Operating Officer

Mr. Adams employment agreement, as amended, is entitled to receive a base salary of $200,000.  In the event of termination for any reason other than for “cause,” death or disability or if the Company decides not to renew the agreement, Mr. Adams will receive, in addition to payment of accrued salary and benefits through the date of termination of employment, a severance payment equal to the sum of (i) twenty-four months of his then applicable annual base salary; and (ii) the average of his last two annual cash bonuses, and all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years.

Outstanding Equity Awards

The following table includes certain information with respect to the value of all outstanding equity awards to our Named Executive Officers at June 30, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	STOCK AWARDS
Name	Number of Securities Underlying Unexercised Option (#) Exercisable		Number of Securities Underlying Unexercised Option (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date

Jeffrey Loch	1,333,333	(1)	2,666,667	(1)	$0.39	9/16/2020
Greg D. Adams	500,000	(2)	250,000	(2)	$0.25	3/18/2020
	--		3,731,250	(3)	$0.165	6/4/2022
_________________________
(1)	The options were granted on September 16, 2010 and vest in equal annual installments on each of September 16, 2011, 2012 and 2013.
(2)	The options were granted on March 18, 2010 and vest in equal annual installments on each of March 18, 2011, 2012 and 2013.
(3)	The options were granted on June 4, 2012 and vest in equal annual installments on each of June 4, 2013, 2014 and 2015.

DIRECTOR COMPENSATION

Our “independent” directors receive the following compensation:

●	A meeting fee of $2,500 and reimbursement for actual out-of-pocket expenses incurred in connection with attending each Board meeting in person; and

●
A stock option grant covering 150,000 shares upon his or her election to the Board. The options vest over three years and are exercisable at a price per share equal to the fair market value of the stock on the date of grant. Additionally, on an annual basis, the historical stock option grants for non-affiliated directors are adjusted based on an allocated stock option pool that is 0.5% of the issued and outstanding shares of common stock.

The following table presents information relating total compensation for our non-employee directors for the year ended June 30, 2012.

Director Compensation

Name	Fees Earned or Paid in Cash($)	Option Awards(1)	All Other Compensation	Total

Janet Jankura (2)	$7,500	$128,645	$-	$155,335
Humbert Powell	$7,500	$81,498	$-	$97,722
David Buicko	$7,500	$38,158	$-	$38,158
Walter Raquet	$2,500	$633	$-	$633
_______________________
(1)	Represents the aggregate grant-date fair value of the awards computed in accordance the Financial Accounting Standards Board (FASB) Accounting Standards Codified Topic 718 ("FASB ASC Topic 718.)
(2)	Ms. Jankura’s term as a Director expired on December 13, 2012, the date of our 2012 Annual Meeting of Stockholders.

Analysis of Risk Inherent in Our Compensation Policies and Practices

During the fiscal year ended June 30, 2012, the Compensation Committee with the assistance of management conducted a risk assessment of all of our compensation policies and practices.  The Compensation Committee analyzed our compensation policies and practices to ensure that they do not foster risk taking above the level of risk associated with our business model.  Based upon such review, the Compensation Committee concluded that we have balanced pay for performance programs, and our compensation policies and procedures do not motivate imprudent risk taking and are not reasonably likely to have a material adverse effect on us.  This determination is based, in important part, on the fact that all of our compensation awards are capped at reasonable and sustainable levels, as determined by a review of our economic position and prospects, as well as the compensation offered within our peer group and by comparable companies.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or the Compensation Committee.  None of the persons who are members of our Compensation Committee have ever been employed by us.

DESCRIPTION OF SECURITIES

The following description of our common stock and the relevant provisions of our certificate of incorporation and by-laws are summaries and are qualified by reference to these documents, which are attached as exhibits to the registration statement of which this Prospectus is a part.

Our authorized capital stock consists of 300,000,000 shares of common stock, par value $0.001 per share. Our common stock is quoted on the OTCBB under the trading symbol GETG.

As of January 15, 2013, 156,037,965 shares of our common stock were issued and outstanding, all of which are fully paid and non-assessable.  In addition, another 83,533,621 shares of our common stock have been reserved for future issuance, including the 55,147,059 shares offered for sale under this Prospectus.  As of January 15, 2013, we had 372 shareholders of record.

Holders of common stock are entitled to one vote per share on matters submitted to a vote of stockholders.  Except as otherwise provided in our certificate of incorporation or bylaws or as required under the Delaware General Corporation Law, the affirmative vote of a majority of votes cast for or against the matter by stockholders entitled to vote is required to approve matters submitted to a vote of stockholders, including the election of directors.  The Delaware General Corporation Law provides generally that the affirmative vote of shareholders owning a majority of the issued and outstanding shares of common stock entitled to vote on any matter is required to amend a corporation’s certificate of incorporation unless the corporation’s certificate of incorporation requires a greater percentage.  Our certificate of incorporation does not impose any supermajority requirements.

Holders of common stock do not have cumulative voting rights, preemptive rights or conversion rights.  None of our issued and outstanding shares of common stock are subject to any redemption provision.  Holders of common stock are entitled to receive dividends as may be declared by our board of directors out of funds legally available for the payment of dividends when deemed expedient.  Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Authorized but unissued shares of our common stock are available for future issuance without stockholder approval.  These additional shares may be issued in connection with a variety of corporate purposes, including public or private offerings to raise capital, acquisitions and compensation arrangements or employee benefit programs.  The existence of authorized and unissued shares of common stock may make it more difficult or discourage an attempt to obtain control of us by means of a proxy, contest, tender offer, merger or otherwise.

Transfer Agent

The transfer agent and registrar for our common stock is Issuer Direct Corporation, 500 Perimeter Park Drive, Suite D, Morrisville, North Carolina 27560.

Anti-Takeover Provisions

The below provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control of us.  These provisions are also designed to reduce our vulnerability to an unsolicited proposal for a takeover of us that does not contemplate the acquisition of all of our outstanding shares or an unsolicited proposal for the restructuring of sale of all or part of us.  These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change of control of us.  They may also have the effect of preventing changes in our management.

Special Meetings of Stockholders

Our by-laws provide that special meetings of the stockholders may only be called by the affirmative vote of a majority of our board of directors, our chairman of the board or our chief executive officer and not by any other person.

Requirements for Stockholder Nominations and Proposals

Our bylaws contain notice procedures with respect to stockholder nominations of candidates for election as directors and stockholder proposals.  Our bylaws specify certain requirements as to the form and content of a stockholder’s notice.  These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting or a special meeting of stockholders.

Board of Directors

Our bylaws provide that vacancies on the board of directors may be filled by a majority of the board of directors then in office, even if less than a quorum is present.  In addition, our board of directors is divided into three classes.  Directors serve for a three-year term, with one class of directors being elected by our stockholders at each annual meeting.  Currently, we have one Class I director, two Class II director and one Class III director.

Amending Bylaws

Our bylaws provide that the above provisions concerning special meetings of stockholders, requirements for stockholder nominations and proposals and filling board vacancies may only be altered, amended or repealed upon the affirmative vote of either a majority of the board of directors or upon the affirmative vote of not less than sixty-six and two-thirds percent of our stockholders.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law.  In general, this provision prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in Section 203 of the Delaware General Corporation Law.  Generally, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder’ is a person who, together with affiliates and employees, owns, or within the past three years did own, 15% or more of a corporation’s voting stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
OF SECURITIES ACT LIABILITIES

Under Section 145(a) of the General Corporation Law of Delaware, we have the power to indemnify our directors, officers, employees or agents who are parties or threatened to be made parties to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the Company) arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Under Section 145(b) of the General Corporation Law of Delaware, we have the power to indemnify  our directors, officers, employees and agents who are parties or threatened to be made parties to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in our favor arising from that person’s role as our director, officer, employee or agent against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our best interests and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) further provides that if one of our present or former directors or officers has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Article Seventh of our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any of our directors for or with respect to any acts or omissions of such director occurring prior to such amendment.

Sections 6.1 and 6.2 of our by-laws provides that we shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, have the power to indemnify each of our directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent.

Further, Section 145(g) of the Delaware General Corporation Law and Section 6.3 of our by-laws allows us to purchase and maintain insurance on behalf of any person who is or was our director, officer, employee or agent against any liability asserted against such person and incurred by such person, or arising out of such person’s status as such, whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law and our by-laws.

Section 145(e) of the Delaware General Corporation Law and Section 6.4 of our by-laws allows us to pay expenses incurred by directors and officers incurred in defending any civil or criminal action or proceeding for which indemnification is required, or for which indemnification is permitted following authorization by the board of directors in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay such amount if it shall ultimately be determined that the indemnified party is not entitled to be indemnified as authorized by the Delaware General Corporation Law and our by-laws.

These limitations of liability, indemnification and expense advancements may discourage a stockholder from bringing a lawsuit against directors for breach of their fiduciary duties.  The provisions may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders.  A stockholder’s investment may be adversely affected to the extent we pay the costs of defense or settlement and damage awards against directors and officers pursuant to these limitations of liability and indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or its subsidiaries.  Nor was any such person connected with the registrant or its subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Friedman LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our 2012 Annual Report, as set forth in their report, which is incorporated by reference in this Prospectus and elsewhere in the registration statement.  Our consolidated financial statements and schedule are incorporated by reference in reliance on Friedman LLP’s report, given on their authority as experts in accounting and auditing.

The validity of the shares of our common stock offered in this Prospectus has been passed upon for us by Morse, Zelnick, Rose & Lander, LLP, 405 Park Avenue, Suite 1401, New York, New York 10022.

WHERE YOU CAN FIND MORE INFORMATION

We file periodic reports, proxy statements and other information with the SEC. Copies of the reports, proxy statements and other information may be examined without charge at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549 or on the Internet at www.sec.gov. Copies of all or a portion of such materials can be obtained from the Public Reference Room of the SEC upon payment of prescribed fees. Please call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room.

We also make most of our filings available on our website at www.getg.com. We are not including the information on our website as part of this Prospectus or any Prospectus supplements.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered under this Prospectus. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding Green Earth Technologies, Inc. and the shares offered under this Prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this Prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement or our other filings with the SEC are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the applicable filing. We qualify each of these statements in all respects by the reference to the full agreement. These filings, exhibits and schedules, including the registration statement, may be inspected at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of these documents may be obtained from the SEC’s office upon payment of the prescribed fees.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARY

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	December 31, 2012	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$502	$346
Trade receivables, less allowance of $8 and $10	305	640
Inventories, net	1,067	693
Deferred cost, related party	6,227	-
Prepaid expenses and other current assets	286	411
Total current assets	8,387	2,090
Property and equipment, net	40	51
Intangibles, net	1,026	1,119
Prepaid advertising	337	337
Total assets	$9,790	$3,597

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	1,221	2,179
Accounts payable, related parties	1,985	1,338
Accrued expenses	1,125	1,024
Accrued expenses, related parties	366	460
Deferred revenue, related party	6,736	1,558
Notes payable, related party	2,480	1,600
Derivative liabilities	7,353	3,507
Total current liabilities	21,266	11,666
Secured convertible debentures, net of debt discount	1,250	438
Total liabilities	22,516	12,104

Commitments and contingencies

Stockholders’ deficit
Common stock, $0.001 par value, 300,000,000 shares authorized, 155,536,449 and 154,138,423 shares issued and outstanding, as of December 31, 2012 and June 30, 2012	156	154
Additional paid-in capital	60,801	60,048
Accumulated deficit	(73,683)	(68,709)
Total stockholders' deficit	(12,726)	(8,507)
Total liabilities and stockholders' deficit	$9,790	$3,597

See notes to condensed consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2012	2011	2012	2011

Net sales	$1,274	$1,579	$3,355	$3,419

Operating expense:
Cost of sales (exclusive of depreciation and amortization)	1,185	1,251	2,948	2,877
Selling, general and administrative expenses	2,060	1,530	3,924	3,215
Stock-based compensation	248	978	495	1,970
Depreciation and amortization	52	52	104	105
	3,545	3,811	7,471	8,167

Loss from operations	(2,271)	(2,232)	(4,116)	(4,748)

Other income (expense):
Legal and settlement income	-	-	-	254
Change in revaluation of derivatives	(712)	(1,117)	743	(1,117)
Loss on issuance of convertible debt	(589)	(1,265)	(589)	(1,265)
Interest expense, net	(775)	(73)	(1,012)	(76)

Loss from operations before income taxes	(4,347)	(4,687)	(4,974)	(6,952)

Income tax	-	-	-	-

Net loss	$(4,347)	$(4,687)	$(4,974)	$(6,952)

Basic and diluted net loss per common share	$(0.03)	$(0.03)	$(0.03)	$(0.05)

Basic and diluted weighted average common shares outstanding	155,125,000	151,963,000	154,731,000	151,542,000

See notes to condensed consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(Unaudited)
(in thousands, except shares data)

			Additional
	Common Stock		Paid	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at June 30, 2012	154,138,423	$154	$60,048	$(68,709)	$(8,507)
Private placement of common stock	976,855	1	189		190
Shares issued for interest	406,171	1	68	-	69
Stock-based compensation	15,000	-	496	-	496
Net loss	-	-	-	(4,974)	(4,974)
Balance at December 31, 2012	155,536,449	$156	$60,801	$(73,683)	$(12,726)

See notes to condensed consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Six Months Ended December 31,
	2012	2011
Cash flows from operating activities
Net loss	$(4,974)	$(6,952)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	104	105
Amortization of debt discount	812	63
Loss on issuance of convertible debt	589	1,265
Increase in allowance for inventory	8	-
Change in fair value of derivative liability	(743)	1,117
Bad debt expense	-	(5)
Stock-based compensation expense	496	1,970
Changes in assets and liabilities:
Accounts receivable	335	2,111
Inventories	(382)	(21)
Deferred cost, related party	(6,227)	-
Prepaid expenses and other current assets	125	153
Accounts payable	(956)	(1,516)
Accounts payable, related parties	647	(1,346)
Accrued expenses	168	(161)
Accrued expenses, related parties	(94)	623
Deferred revenue	5,178	368
Net cash used in operating activities	(4,914)	(2,226)

Cash flows from investing activities
Acquisition of equipment	-	(16)

Net cash used in investing activities	-	(16)

Cash flows from financing activities
Proceeds from issuance of common stock, net of issuance costs	190	480
Proceeds from issuance of secured convertible debentures	4,000	2,250
Proceeds from notes payable, related party	1,900	-
Repayment of notes payable	(1,020)	(520)

Net cash provided by financing activities	5,070	2,210

Net Increase (decrease) in cash	156	(32)
Cash and cash equivalent
Beginning of period	346	772
End of period	$502	$740

Supplemental information
Interest payments	$-	$-
Income taxes paid	$-	$7

Non-cash investing and financing activities
Interest paid in common stock	$69	$-

See notes to condensed consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

1.	SUMMARY OF BUSINESS AND BASIS FOR PRESENTATION

Organization and Business
Green Earth Technologies, Inc. and its wholly-owned subsidiary, GET Well! Inc., formally GET Manufacturing, Inc. (collectively, the “Company”), were each formed on August 7, 2007 under the laws of the state of Delaware.  The Company, markets, sells and distributes environmentally safe lubricants, cleaning products and oil well service products.  The Company’s product line crosses multiple channels including the automotive aftermarket, oil well services, marine and outdoor power small engine and cleaning markets. The Company sells to home centers, mass retail outlets, automotive stores, equipment manufacturers and over the Internet.

Basis of Presentation
The accompanying unaudited condensed consolidated financial statements include the accounts of the Company.  All significant intercompany balances and transactions have been eliminated in consolidation.

The unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) and reflect all adjustments (consisting of normal recurring adjustments unless otherwise indicated) which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented.

Certain information in footnote disclosures normally included in the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and have been condensed or omitted pursuant to such principles and the financial results for the periods presented may not be indicative of the full year’s results. The Company believes the disclosures are adequate to make the information presented not misleading.

These financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto for the fiscal year ended June 30, 2012 included in the Company’s Annual Report on Form 10K filed in September 2012 (the “2012 Annual Report”).

Significant Accounting Policies
There have been no material changes in the Company’s significant accounting policies to those previously disclosed in the 2012 Annual Report.

Liquidity and Going Concern
Due to the Company’s limited capital, recurring losses, negative cash flows from operations and the Company’s limited ability to pay outstanding liabilities, there is substantial doubt about its ability to continue as a going concern. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that the Company will continue as a going concern.

As reflected in the Company’s historical consolidated financial statements, the Company has recurring net losses and negative cash flow from operating activities.  The Company also has a working capital deficit.  The Company relies upon cash from financing activities to fund its ongoing operations as it has not been able to generate sufficient cash from operating activities and there is no assurance that it will be able to do so in the future.

The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

The Company plans to increase revenues in order to reduce, or eliminate, its operating losses.  Additionally, the Company will attempt to raise capital from external sources or by selling stock under its agreement with Lincoln Park Capital Fund, LLC (“LPC”) in order to enable it to continue to meet its financial obligations until it achieves profitability or generates positive cash flow.

There can be no assurance that the Company will be able to achieve profitability or generate positive cash flow or raise additional capital, whether from the sale of equity, debt or convertible securities or otherwise, on favorable terms, or at all. Failure to obtain sufficient financing would have a substantial adverse effect on the Company’s business, operations and financial condition.

2.	INVENTORIES, NET

Inventories consist of the following:

	December 31, 2012	June 30, 2012
Raw materials	$355	$446
Finished goods	712	247
	$1,067	$693

Inventories are presented net of an obsolescence reserve of $904 and $925 at December 31, 2012 and June 30, 2012, respectively.  During the period the Company recorded a direct write-off of $28 against the allowance for inventory disposed of previously reserved and increased the reserve by $8 for inventory remaining.

3.	DEFERRED COST, RELATED PARTY

During the three months ended December 31, 2012 the Company received $6,000 from Francesco Galesi (“Galesi”) for the purchase of well service products in anticipation of future sales by its E&B Green Solutions L.P. affiliate, both of whom are related companies.  Neither company is expected to be the ultimate consumer of the merchandise.  The Company did not recognize revenue during the three and six months ended December 31, 2012 because the transaction did not meet the revenue recognition criteria in accordance with generally accepted accounting principles.  Therefore at the balance sheet date a deferred cost and corresponding deferred revenue account totaling approximately $6,227 and $6,000, respectively was recorded.  When the related party purchaser ships the product to its anticipated third party all aspects of the contract will be recognized in the financial statements.

4.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	December 31, 2012	June 30, 2012	Estimated Useful Lives
Purchased technology and exclusivity rights	$2,550	$2,550	7
Less: accumulated amortization	1,524	1,431
	$1,026	$1,119

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

Expected amortization of intangible assets is as follows:

2013	$93
2014	186
2015	186
2016	186
2017	186
Thereafter	189
$1,026

Amortization expense included in depreciation and amortization totaled $47 for the three months ended December 31, 2012 and 2011, respectively.  Amortization totaled $93 and $94 for the six months ended December 31, 2012 and 2011, respectively.

5.	ACCRUED EXPENSES

Accrued expenses consist of the following:

	December 31, 2012	June 30, 2012
Accrued payroll and taxes	$470	$537
Accrued interest	263	245
Accrued board of director fees	178	150
Accrued Sponsorship fees	131	-
Other	83	92
	$1,125	$1,024

Accrued expenses, related party consist of the following:

	December 31, 2012	June 30, 2012
Accrued interest	$250	$151
Accrued other	116	309
	$366	$460

6.	NOTES PAYABLE, RELATED PARTY

Notes payable, related party consists of the following:

	December 31, 2012	June 30, 2012
3.25 % Secured note – due June 30, 2013	$80	$100
6% Secured note, related party – due June 30, 2013	2,400	1,500
	$2,480	$1,600

3.25% Secured note
As of December 31, 2012 and June 30, 2012, accrued interest was $233 and $232, respectively.

6.0% Secured note, related party
The note is held be a related party and is secured by eligible accounts receivable and purchase orders. In September 2012, the interest rate was changed to 6% from 12% retro-active to January 1, 2012.  As a result the Company recorded an adjustment of $75 to interest expense.  As of December 31, 2012 and June 30, 2012 accrued interest of $183 and $128, respectively, was due on the note.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

7.	DERIVATIVE LIABILITY

Secured Convertible Debentures Conversion Option

The Debentures (as defined in note 7) are convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a conversion price of $0.17 per share (the “Conversion Price”).  The Conversion feature provides for weighted average anti-dilution protection in the event that any shares of Common Stock, or securities convertible into Common Stock, are issued at less than the Conversion Price.  The conversion feature was bifurcated from the Debenture and accounted for as a derivative liability in the accompanying condensed consolidated balance sheet.
The Company recognizes their derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss. The Company records the conversion feature as a liability based upon its fair value on each reporting date.

The table below summarizes the fair values of the Company’s financial liabilities:

	Fair Value at
	December 31,	Fair Value Measurement Using
	2012	Level 1	Level 2	Level 3
Derivative liability - Debentures	$4,412	$-	$-	$4,412
	$4,412	$-	$-	$4,412

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (Derivative liability - Debentures) for the periods ended December 31, 2012 and June 30, 2012:

	December 31, 2012	June 30, 2012
Balance at beginning of period	$2,118	$-
Additions to derivative instruments	2,824	2,207
Change in fair market value of the derivative liability	(530)	(89)
Balance at end of period	$4,412	$2,118

These instruments were valued using pricing models that incorporate the price of a share of Common Stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life.  The Company computed the fair value of the conversion feature using the Black-Scholes model.

The following are the key assumptions used in connection with this computation:

	December 31, 2012	June 30, 2012
Number of shares	36,765,000	13,235,000
Conversion Price	$0.17	$0.17
Volatility	120%	119%
Risk-free interest rate	0.27%	0.30%
Expected dividend yield	0%	0%
Life of Debentures (years)	2.0	2.5

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

Warrant Liability

In connection with the issuance of the Debentures, the Company issued warrants to purchase up to 18,382,000 shares of Common Stock (the “Warrants”).  The Warrants are exercisable at any time on or before December 31, 2016 and have an exercise price of $0.21 per share (the “Exercise Price”).

The Warrants provide for weighted average anti-dilution protection in the event that any shares of Common Stock, or securities convertible into Common Stock, are issued at less than the Exercise Price. The Company accounts for the Warrants as derivative liabilities in the accompanying condensed consolidated balance sheet.

The Company recognizes its derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss.

The table below summarizes the fair values of the Company’s financial liabilities:

	Fair Value at
	December 31,	Fair Value Measurement Using
	2012	Level 1	Level 2	Level 3
Derivative liability - Warrants	$2,941	$-	$-	$2,941
	$2,941	$-	$-	$2,941

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability) for the periods ended December 31, 2012 and June 30, 2012:

	December 31, 2012	June 30, 2012
Balance at beginning of period	$1,389	$-
Additions to derivative instruments	1,765	1,308
Change in fair market value	(213)	81
Balance at end of period	$2,941	$1,389

These instruments were valued using pricing models that incorporate the price of a share of Common Stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life.

The Company computed the value of the warrants using the Black-Scholes model.

The following are the key assumptions used in connection with this computation:

	December 31, 2012	June 30, 2012
Number of shares underlying the Warrants	18,382,000	6,617,000
Exercise Price	$0.21	$0.21
Volatility	136%	151%
Risk-free interest rate	0.61%	0.67%
Expected dividend yield	0%	0%
Warrant life (years)	4.0	4.5

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

8.	SECURED CONVERTIBLE DEBENTURE, NET OF DEBT DISCOUNT

The Company realized gross proceeds of $6,250 ($2,250 and $4,000 in December 2011 and October 2012, respectively) from the sale of its 6.0% Secured Convertible Debentures, due December 31, 2014, in the aggregate original principal amount of $6,250 (the “Debentures”) and the Warrants to eight accredited investors (the “Investors”), respectively.    Interest on the outstanding principal balance of the Debentures is payable quarterly in arrears in cash or shares of Common Stock at the discretion of the Company.  The entire outstanding principal balance of the Debentures and the accrued but unpaid interest thereon is due upon the earlier of (i) the occurrence of an “event of default” (as defined in the Debentures) and (ii) December 31, 2014.  The outstanding principal balance of the Debentures and all accrued but unpaid interest thereon may be converted at any time at the option of each Investor into shares of Common Stock at the Conversion Price.  The Company may prepay the Debentures at any time without penalty upon ten business days prior written notice to the Investors provided there is, at that time, an effective registration statement covering the resale of the shares issuable upon conversion of the Debentures.

The Conversion feature provides for weighted average anti-dilution protection in the event that any shares of Common Stock, or securities convertible into Common Stock, are issued at less than the Conversion Price.

Secured convertible debentures, net of debt discount, consist of the following:

	December 31, 2012	June 30, 2012
Convertible Debentures	$6,250	$2,250
Debt discount ($6,250)	(5,000)	(1,812)
	$1,250	$438

The Company recorded an immediate loss on the issuance of the Debentures to the fair value of the conversion option and warrants exceeding the carrying value of the Debentures of approximately $589 and $1,265 for the six months ended December 31, 2012 and 2011, respectively, in the statement of operations.  Total debt discount of $6,250 is being amortized over the life of the Debentures and is included in interest expense in the accompanying condensed consolidated statement of operations.

In connection with the issuance of the Debentures and the Warrants, the Company recognized deferred financing costs of $92. These costs are being amortized over the life of the Debentures.  These costs are recognized under prepaid expenses and other current assets in the accompanying condensed consolidated balance sheet.

9.	STOCKHOLDERS DEFICIT

Private Placements
During the six month period ended December 31, 2012, the Company sold 965,000 shares of Common Stock to LPC under the Purchase Agreement for aggregate gross proceeds of $200, offset by placement fees of $10.  In connection with these purchases, the Company issued an additional 12,000 shares of Common Stock as commitment fees to LPC.

Other uses
For the six months ended December 31, 2012, the Company issued 406,000 shares of our common stock to pay accrued interest from April 1, 2012 to September 30, 2012 on the outstanding Debentures.  The fair value of the shares in connection with this transaction totaled $69.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

10.	RELATED PARTY TRANSACTIONS

Inventek Colloidal Cleaners, LLC (“Inventek”)
The Company purchased inventory from Inventek totaling $6,358 and $421 for the three months ended December 31, 2012 and 2011, respectively, and $7,104 and $450 for the six months ended December 31, 2012 and 2011, respectively.  As of December 31, 2012 and June 30, 2012, amounts due to Inventek were $679 and $572, respectively.  As of December 31, 2012, Inventek beneficially owned approximately 7.2% of the Company’s issued and outstanding shares of Common Stock.

Marketiquette, Inc (“Marketiquette”)
The Company paid Marketiquette for marketing services a total of $137 and $186 for the three months ended December 31, 2012 and 2011, respectively, and $298 and $409 for the six months ended December 31, 2012 and 2011, respectively, which are included in selling, general and administrative expenses.  As of December 31, 2012 and June 30, 2012, amounts due to Marketiquette were $63 and $284, respectively. The wife of the Company’s President is the president and a director of Marketiquette.  As of December 31, 2012, Marketiquette beneficially owned approximately 5.1% of the Company’s issued and outstanding shares of Common Stock.

Techtronics Industries North America Inc. (“TTI”)
For the three months ended December 31, 2012 and 2011, approximately 23% and 42% of the Company’s revenues, respectively, were earned from TTI and for the six months ending December 31, 2012 and 2011, approximately 23% and 27% of the Company’s revenues, respectively, from TTI.  As of December 31, 2012 and June 30, 2012, amounts due to TTI, included in accounts payable, were $1,243 and $670, respectively.  As of December 31, 2012 and June 30, 2012 advances received from TTI for future sales of cleaning and performance products was $736 and $1,558, respectively.  As of December 31, 2012 and June 30, 2012, amounts due to TTI, for the 6.0% secured note were $2,400 and $1,500, respectively, and additional amounts for accrued interest (See note 5.)  As of December 31, 2012, TTI beneficially owned approximately 19.7% of the Company’s issued and outstanding shares of Common Stock.

Galesi
For the three months ended December 31, 2012 and 2011, approximately 0% and 44% of the Company’s revenues, respectively, were generated from companies owned or controlled by Galesi.  For the six months ended December 31, 2012 and 2011, approximately 33% and 23% of the Company’s revenues, respectively, were earned from Galesi.  As of December 31, 2012 and June 30, 2012, amounts due from these entities totaled $1 and $345, respectively.  As of December 31, 2012 and June 30, 2012, the amounts due to these entities included $3,530 and $2,338 of derivative liability, respectively, and $746 and $314 for the Debentures, net of debt discount plus accrued interest, respectively.  As of December 31, 2012, Galesi beneficially owned approximately 23.3% of the Company’s issued and outstanding shares of Common Stock.  As of December 31, 2012 the Company received $6,000 from Galesi for future sales of well service products, which is included in deferred revenue, related party on the accompanying condensed consolidated statement of operations.

WRG1, LLC (“Raquet”)
Mr. Walter Raquet is a Director and a member of the audit committee.  As of December 31, 2012 and June 30, 2012, the amounts due to Raquet included $1,470 and $0 of derivative liability, respectively, and $164 and $3 for the Debentures, net of debt discount plus accrued interest, respectively.  As of December 31, 2012, Raquet beneficially owned approximately 7.9% of the Company’s issued and outstanding shares of Common Stock.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
 (in thousands, except share and per share data)

11.	CONCENTRATIONS OF RISK

Cash
The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable
The following customers represent the majority of the Company’s sales for the six months ended December 31, 2012 and 2011, respectively, and accounts receivable for the six months ended December 31, 2012 and year ended June 30, 2012, respectively:

	December 31, 2012	December 31, 2011
Sales
Galesi entities	33%	23%
TTI	23%	27%
Menards	23%	32%

	December 31, 2012	June 30, 2012
Accounts Receivable
Galesi	-	54%
VIP Discount Center	15%	-
Walmart	46%	33%

Inventory and Accounts Payable
The Company purchases its performance products from Delta Petroleum Company (“Delta”), its cleaning products from Inventek and its power washer equipment products from TTI.  The following is the Company’s inventory purchased from these vendors for the six months ended December 31, 2012 and year ended June 30, 2012, respectively, and accounts payable to these vendors for the six months ended December 31, 2012 and year ended June 30, 2012, respectively:

	December 31, 2012	June 30, 2012
Inventory Purchased
Inventek	$7,104	$1,119
Delta	1,927	4,956
TTI	885	973

	December 31, 2012	June 30, 2012
Accounts Payable
Inventek	$679	$572
Delta	866	1,593
TTI	1,243	670

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Green Earth Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Green Earth Technologies, Inc. and subsidiaries (the “Company”) as of June 30, 2012 and 2011, and the related consolidated statements of operations, cash flows, stockholders’ deficit and the schedule listed in the index at Item 15 for the each of the years in the two-year period ended  June 30, 2012.  The Company's management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of June 30, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ened June 30, 2012, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole present fairly in all material respects the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the consolidated financial statements, the Company's losses, negative cash flows from operations, working capital deficit and its ability to pay its outstanding liabilities through fiscal 2013 raise substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Friedman LLP
East Hanover, New Jersey
September 28, 2012

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	June 30, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$346	$772
Trade receivables, less allowance of $10 and $80	640	2,428
Inventories, net	693	957
Prepaid expenses and other current assets	411	543
Total current assets	2,090	4,700
Property and equipment, net	51	57
Prepaid advertising	337	-
Intangibles, net	1,119	1,306
Total Assets	$3,597	$6,063

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Accounts payable	2,179	2,959
Accounts payable, related parties	1,338	1,973
Accrued expenses	1,024	1,190
Accrued expenses, related parties	460	61
Deferred revenue, related party	1,558	380
Notes payable, related party	1,600	1,140
Derivative liability	3,507	-
Total current liabilities	11,666	7,703

Secured convertible debentures, net of debt discount	438	-

Total Liabilities	12,104	7,703

Commitments and contingencies

Stockholders’ deficit
Common stock, $0.001 par value, 300,000,000 shares authorized, 154,138,423 and 150,042,965 shares issued and outstanding, as of June 30, 2012 and June 30, 2011	154	150
Additional paid-in capital	60,048	55,656
Accumulated deficit	(68,709)	(57,446)
Total stockholders' deficit	(8,507)	(1,640)
	$3,597	$6,063

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Year Ended June 30,
	2012	2011

Net sales	$7,386	$7,503

Operating expense:
Cost of sales (exclusive of depreciation and amortization)	6,373	6,320
Selling, general and administrative expense	6,954	6,359
Stock-based compensation	3,448	4,107
Depreciation and amortization	209	389
	16,984	17,175

Loss from operations	(9,598)	(9,672)

Other income (expense):
Legal and settlement income (charges)	254	(2,528)
Change in revaluation of derivatives	8	-
Loss on issuance of convertible debt	(1,265)	-
Interest expense, net	(662)	(8)

Loss from operations before income taxes	(11,263)	(12,208)

Income tax	-	-

Net loss	$(11,263)	$(12,208)

Basic and diluted net loss per common share	$(0.07)	$(0.09)

Basic and diluted weighted average common shares outstanding	151,996,000	140,461,000

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
(in thousands)

			Additional
	common stock		Paid	Accumulated
	Shares	Amount	In Capital	Deficit	Total

Balance at June 30, 2010	140,018,153	$140	$47,221	$(45,238)	$2,123

Private placement of common stock	11,750,512	12	2,649	-	2,661
Shares exchange	(6,000,000)	(6)	6	-	-
Commitment shares from LPC financing	574,300	1	241	-	242

Shares issued in settlement of Zuckerman litigation	3,500,000	3	1,432	-	1,435
Stock-based compensation	200,000	-	4,107	-	4,107
Net loss	-	-	-	(12,208)	(12,208)

Balance at June 30, 2011	150,042,965	$150	$55,656	$(57,446)	$(1,640)

Private placement of common stock	3,792,046	4	902	-	906
Shares issued for interest	233,412	-	42	-	42
Stock-based compensation	70,000	-	3,448	-	3,448
Net loss	-	-	-	(11,263)	(11,263)
Balance at June 30, 2012	154,138,423	$154	$60,048	$(68,709)	$(8,507)

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

	Year Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(11,263)	$(12,208)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	209	389
Shares issued in settlement of Zuckerman litigation	-	1,435
Amortization of debt discount and deferred financing costs	453	-
Increase in allowance for inventory	269	200
Loss on issuance of convertible debt	1,265	-
Change in fair value of derivative liability	(8)	-
Bad debt expense	-	60
Stock-based compensation expense	3,448	4,107
Changes in assets and liabilities:
Accounts receivable	1,788	(2,069)
Inventories	(342)	631
Prepaid expenses and other current assets	117	(118)
Accounts payable	(780)	3,253
Accounts payable, related parties	(635)	-
Accrued expenses	(124)	158
Accrued expenses, related parties	399
Deferred revenue	1,178	(27)
Net cash used in operating activities	(4,026)	(4,189)

Cash flows from investing activities:
Acquisition of equipment	(16)	-

Net cash used in investing activities	(16)	-

Cash flows from financing activities:
Proceeds from issuance of common stock, net of issuance costs	906	2,661
Issuance of secured convertible debentures	2,250	-
Proceeds from notes payable, related party	1,500	1,000
Repayment of notes payable	(1,040)	(60)

Net cash provided by financing activities	3,616	3,601

Net decrease in cash	(426)	(588)
Cash and cash equivalent
Beginning of year	772	1,360
End of year	$346	$772

Supplemental information from non-cash investing and financing activities

Interest payments	$-	$-
Income taxes paid	$10	$6
Inventory exchanged for prepaid advertising	$337
Interest paid in common stock	$42	-
Commitment shares for financing activity	$-	$242

See notes to consolidated financial statements.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

1.	SUMMARY OF BUSINESS AND BASIS FOR PRESENTATION

Organization and Business

Green Earth Technologies, Inc. and its wholly-owned subsidiary, GET Well! Inc., formally GET Manufacturing, Inc. (collectively, the “Company”), were each formed on August 7, 2007 under the laws of the state of Delaware.  The Company, markets, sells and distributes bio-degradable performance and cleaning products.  The Company’s product line crosses multiple industries including the automotive aftermarket, well services, marine and outdoor power equipment markets. The Company sells to home centers, mass retail outlets, automotive stores, equipment manufacturers and over the Internet.

Liquidity and Going Concern

Due to the Company’s limited capital, recurring losses and negative cash flows from operations and the Company’s limited ability to pay outstanding liabilities, there is substantial doubt about its ability to continue as a going concern. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles, assuming that the Company will continue as a going concern.

As reflected in the Company’s historical consolidated financial statements, the Company has recurring net losses and net cash outflows from operating activities.  The Company also has a working capital deficit.  The Company relies upon cash from financing activities to fund its ongoing operations as it has not been able to generate sufficient cash from operating activities and there is no assurance that it will be able to do so in the future.

The Company cannot predict how long it will continue to incur further losses or whether it will ever become profitable.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

The Company will need to to increase revenues in order to reduce, or eliminate, its operating losses.  Additionally, the Company will attempt to raise capital from external sources or by selling stock under its agreement with Lincoln Park Capital Fund, LLC (“LPC”) (see note 11 below) in order to enable it to continue to meet its financial obligations until it achieves profitability or generates positive cash flow.

There can be no assurance that the Company will be able to raise additional capital, whether from the sale of equity, debt or convertible securities or otherwise, on favorable terms, or at all. Failure to obtain sufficient financing would have a substantial adverse effect on the Company’s business, operations and financial condition.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The accompanying consolidated financial statements include the accounts of Green Earth Technologies, Inc. and its wholly-owned subsidiaries.  All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates – The preparation of consolidated financial statements in accordance with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.  Management periodically assesses the accuracy of these estimates and assumptions. Actual results could differ from those estimates. Estimates are used when accounting for various items, including but not limited to allowances for doubtful accounts; net realizable value of inventory, derivative financial instruments; asset impairments; revenue recognition; depreciation and amortization; and other contingencies.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Cash and Cash Equivalents - Cash balances in banks are insured by the Federal Deposit Insurance Corporation subject to certain limitations.  For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Revenue Recognition – Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed and determinable and collectability is reasonably assured.  The Company recognizes revenue when product is shipped or when it is received by the customer, depending on the contractual terms. The Company’s revenue is comprised of the sale of its products to retailers and distributors.

Allowance for Doubtful Accounts – The Company maintains an allowance for uncollectible accounts receivable for estimated losses resulting from customers’ failure to make payments. Management determines the estimate of the allowance for uncollectible accounts receivable by considering a number of factors, including: (1) historical experience; (2) aging of the accounts receivable; and (3) specific information obtained by the Company on the financial condition and the current creditworthiness of its customers.

Inventories – Inventories are valued at the lower of cost or market. Cost is determined principally by the first-in, first-out method. The costs of finished goods and work-in-process inventories include material, manufacturing labor and overhead components. The Company periodically reviews the net realizable value of the inventory and, if necessary, records a reserve to reflect the net realizable value of the inventory.

Property and Equipment – Property and equipment is stated at cost less accumulated depreciation. Depreciation of property and equipment is provided using the straight-line method over the assets’ estimated useful lives. Leasehold improvements are amortized over the shorter of the assets’ economic lives or the lease term.

Intangible Assets – Intangible assets are carried at cost less accumulated amortization. For financial reporting purposes, amortization of intangibles has been computed over an estimated useful life of seven years using the straight-line method.  Amortization expenses have been included in operating expenses.

Deferred Revenue – Deferred revenue is comprised of all unearned revenue that has been collected in advance, primarily for future performance and appearance product purchases, and is recorded as deferred revenue on the balance sheet until the revenue is earned.

Impairment of Long-Lived Assets – Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable.  When it becomes apparent that indicators such as a significant decrease in the market value of the long-lived asset group or if material differences between operating results and the Company’s forecasted expectations occur, then an impairment analysis is performed.

If indicators arise, an initial determination of recoverability is performed based on an estimate of the undiscounted future cash flows resulting from the use of the asset and its eventual disposition compared with the carrying value. If the carrying value of the asset group exceeds the undiscounted cash flows, a measurement of an impairment loss for long-lived assets is performed.  The impairment charge is the excess of the carrying value of the asset group over the fair value, as determined utilizing appropriate valuation techniques.

Segments – The Company has grouped its long-lived assets in accordance with the methodologies of how it manages the business.  Currently, the Company is one segment with multiple products, and as such the Company’s asset group is based upon this one segment methodology.

Stock Based Compensation – The Company accounts for stock-based awards to recipients in accordance with applicable accounting principles, which requires compensation expense related to share-based transactions, including employee stock options, to be measured and recognized in the financial statements based on a determination of the fair value of the stock options.  The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model.  For all employee stock options, the Company recognizes compensation expense over the requisite service period (generally, the vesting period of the stock-based award).  The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility, expected term, and forfeiture rate.  Any changes in these highly subjective assumptions could significantly impact stock-based compensation expense.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Stock-based awards to a non-employee in exchange for services are accounted for as variable awards in accordance with applicable accounting principles.  The awards are re-valued each reporting period until fully vested in accordance with the terms and conditions of the award.

Advertising and Promotional Costs – Advertising and promotion costs, which are included in selling, general and administrative expense, are expensed as incurred.  During the years ended June 30, 2012 and 2011, advertising and promotion costs totaled $1,061 and $867 respectively.

Shipping Costs – Shipping costs are included in selling, general and administrative expenses.  During the years ended June 30, 2012 and 2011, shipping cost totaled $200 and $289, respectively.

Research and Development Costs – Research and development costs, which are included in selling, general and administrative expense, consist primarily of salaries and employment related expenses, independent testing fees and allocated facility costs.  All such costs are charged to expense as incurred. During the years ended June 30, 2012 and 2011, research and development costs totaled $509 and $651, respectively.

Net Loss Per Share – Basic net loss per share is based upon the weighted average number of common shares outstanding.  Diluted net loss per share is based on the assumption that all dilutive convertible shares and stock options were converted or exercised.  Dilution is computed by applying the treasury stock method.  Under this method, options, warrants and restricted stock are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period.  Since the Company has incurred losses from all periods presented, the dilutive per share calculation is the same as the basic calculation.  Anti-dilutive securities not included in net loss per share calculation for the year include:

	Years Ended June 30,
	2012	2011
Potentially dilutive securities:
Outstanding time-based stock options	24,607,000	25,459,000
Convertible note	13,235,000	-
Warrants	11,485,000	7,690,000

Income Taxes – The Company accounts for income taxes by the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the recognition of tax effects for financial statement and income tax reporting purposes by applying enacted income tax rates applicable to future years to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. A valuation allowance has been recorded to reduce net deferred tax assets to only that portion that is judged more likely than not to be realized.

Fair Value Measurements – Accounting standards have been issued which define fair value, establishes a market-based framework or hierarchy for measuring fair value and expands disclosures about fair value measurements. The standard is applicable whenever another accounting pronouncement requires or permits assets and liabilities to be measured at fair value. The standard does not expand or require any new fair value measures; however its application may change current practice.

Fair value is defined under the standard as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. The standard also establishes a three-level hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

●	Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for an identical asset or liability in an active market

●
Level 2 — inputs to the valuation methodology include quoted prices for a similar asset or liability in an active market or model-derived valuations in which all significant inputs are observable for substantially the full term of the asset or liability

●	Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value measurement of the asset or liability

The Company’s financial instruments at June 30, 2012 consist of accounts receivable, accounts payable, notes payable and derivative liability.  The Company believes the reported carrying amounts of its accounts receivable, accounts payable, derivative instruments and related party debt approximate fair value, based upon the short-term nature of these instruments.

3.	INVENTORIES, NET

Inventories consist of the following:

	June 30, 2012	June 30, 2011
Raw materials	$446	$402
Finished goods	247	555
	$693	$957

Inventories are presented net of reserves of $925 and $725 at June 30, 2012 and 2011, respectively.  The Company wrote-off approximately $69 of worthless inventory and increased the reserve by $269 during the year ended June 30, 2012.

4.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expense and other current assets consist of the following:

	June 30, 2012	June 30, 2011
LPC commitment fee	$207	$227
Prepaid advertising	92	280
Deferred financing costs, net	77	-
Other	35	36
	$411	$543

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

5.	PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

	June 30, 2012	June 30, 2011	Estimated Useful Lives
Research & Development equipment	$77	$77	5-10
Furniture, fixtures and office equipment	37	20	3-5
Total property and equipment, gross	114	97
Less: accumulated depreciation	63	40
	$51	$57

Depreciation charges totaled $23 and $25 for the years ended June 30, 2012 and 2011, respectively.

6.	INTANGIBLE ASSETS

Intangible assets consist of the following:

	June 30, 2012	June 30, 2011	Estimated Useful Lives
Purchased Technology and exclusivity rights	$2,550	$2,550	7
Less: accumulated amortization	1,431	1,244
	$1,119	$1,306

Expected amortization of intangible assets is as follows:

2013	$186
2014	186
2015	186
2016	186
2017	186
Thereafter	189
$1,119

Amortization expense included in depreciation and amortization totaled $186 and $364 for the years ended June 30, 2012 and 2011, respectively.

The decrease in amortization expense was due to a change in the estimated useful life of the intangible assets from 4 years as of June 30, 2011 to 7 years beginning July 1, 2011.  The change was made because the Company deemed that future cash flows from this intangible asset supports a seven year carrying value.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

7.	ACCRUED EXPENSES AND RELATED PARTIES

Accrued liabilities consist of the following:

	June 30, 2012	June 30, 2011
Accrued payroll and taxes	$537	$714
Accrued interest	245	229
Accrued board of director fees	150	133
Other	92	114
	$1,024	$1,190

Accrued liabilities, related party consist of the following:

	June 30, 2012	June 30, 2011
Accrued other	$309	$60
Accrued interest	151	1
	$460	$61

8.	NOTES PAYABLE, RELATED PARTY

Notes payable consist of the following:

	June 30, 2012	June 30, 2011
3.25 % secured note	$100	$140
12% secured note, related party	1,500	1,000
	$1,600	$1,140

The 3.25% secured note maturity date was extended to December 31, 2012.  As of June 30, 2012 and 2011, the balance due was $100 and $140, respectively, plus accrued interest of $232 and $228, respectively.

The 12% secured note held by TTI, a related party, is secured by Walmart’s accounts receivable and is due on December 31, 2012. As of June 30, 2012 and 2011, the balance due was $1,500 and $1,000, respectively, plus accrued interest of $128 and $1, respectively. See footnote 16.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

9.	DERIVATIVE LIABILITY

Secured Convertible Debentures Conversion Option

The Debentures (as defined in note 10) are convertible into shares of the Company’s common stock, par value $0.001 per share (the “common stock”) at a conversion price of $0.17 per share (the “Conversion Price.”).  The conversion feature was bifurcated from the Debenture and accounted for as a derivative liability in the accompanying condensed balance sheet.

The Company recognizes their derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss.

The Company records the conversion feature as a liability based upon its fair value on each reporting date.

The table below summarizes the fair values of the Company’s financial liabilities:

	Fair Value at
	June 30,	Fair Value Measurement Using
	2012	Level 1	Level 2	Level 3
Derivative liability - Debentures	$2,118	$-	$-	$2,118
	$2,118	$-	$-	$2,118

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (Derivative liability - Debentures) for the year ended June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
Balance at beginning of period – July 1, 2011 and 2010, respectively	$-	$-
Additions to derivative instruments	2,207
Change in fair market value of the derivative liability	(89)	-
Balance at end of period - June 30, 2012 and 2011, respectively	$2,118	$-

These instruments were valued using pricing models that incorporate the price of a share of common stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life.

The Company computed the fair value of the conversion feature using the Black-Sholes model.

The following are the key assumptions used in connection with this computation:

	June 30, 2012	Inception through December 2011
Number of shares	13,235,000	13,235,000
Conversion Price	$0.17	$0.17
Volatility	119%	136%
Risk-free interest rate	0.30%	0.38%
Expected dividend yield	0%	0%
Life of Debentures	2.4	3

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)
Warrant Liability

In connection with the issuance of the Debentures, the Company issued warrants to purchase up to 6,617,000 shares of common stock (the “Warrants”).  The Warrants are exercisable at any time on or before December 31, 2016 and have an exercise price of $0.21 per share (the “Exercise Price”).

The Warrants provide for weighted average anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the Exercise Price. The Company accounts for the Warrants as derivative liabilities in the accompanying condensed balance sheet.

The Company recognizes their derivative financial instruments as assets or liabilities in the financial statements and measures them at fair value with changes in fair value reflected as current period income or loss.

The table below summarizes the fair values of the Company’s financial liabilities:

	Fair Value at
	June 30,	Fair Value Measurement Using
	2012	Level 1	Level 2	Level 3
Derivative liability - Warrants	$1,389	$-	$-	$1,389
	$1,389	$-	$-	$1,389

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities (warrant derivative liability) for the year ended June 30, 2012 and 2011:

	June 30, 2012	June 30, 2011
Balance at beginning of period – July 1, 2011 and 2010, respectively	$-	$-
Additions to derivative instruments	1,308
Change in fair market value	81	-
Balance at end of period - June 30, 2012 and 2011, respectively	$1,389	$-

These instruments were valued using pricing models that incorporate the price of a share of common stock (as quoted on the Over the Counter Bulletin Board), volatility, risk free rate, dividend rate and estimated life.

The Company computed the value of the warrants using the Black-Scholes model.

The following are the key assumptions used in connection with this computation:

	June 30, 201 2	Inception Through December 2011
Number of shares underlying the Warrants	6,617,000	6,617,000
Exercise Price	$0.21	$0.21
Volatility	151%	177%
Risk-free interest rate	0.67%	0.91%
Expected dividend yield	0%	0%
Warrant life (years)	4.4	5

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

10.	SECURED CONVERTIBLE DEBENTURE, NET OF DEBT DISCOUNT

In December 2011, the Company realized gross proceeds of $2,250 from the sale of its 6.0% Secured Convertible Debentures, due December 31, 2014, in the aggregate original principal amount of $2,250 (the “Debentures”) and the Warrants to three accredited investors (the “Investors”).  Interest on the outstanding principal balance of the Debentures is payable quarterly in arrears in cash or shares of common stock at the discretion of the Company.  The entire outstanding principal balance of the Debentures and the accrued but unpaid interest thereon is due upon the earlier of (i) the occurrence of an “event of default” (as defined in the Debentures) and (ii) December 31, 2014.  The outstanding principal balance of the Debentures and all accrued but unpaid interest thereon may be converted at any time at the option of each Investor into shares of common stock at the Conversion Price.  The Company may prepay the Debentures at any time without penalty upon ten business days prior written notice to the Investors provided there is, at that time, an effective registration statement covering the resale of the shares issuable upon conversion of the Debentures.

The Conversion feature provide for weighted average anti-dilution protection in the event that any shares of common stock, or securities convertible into common stock, are issued at less than the Conversion Price.

Secured convertible debentures, net of debt discount, consist of the following:

	June 30, 2012	June 30, 2011
Convertible Debentures	$2,250	$-
Debt discount ($2,250)	(1,812)	-
	$438	$-

The Company recorded an immediate loss on the issuance of convertible debt due to the fair value of the conversion option and warrants exceeding the carrying value of the convertible debt of approximately $1,265 in the statement of operations.

Total debt discount of $2,250 is being amortized over the life of the Debentures and is included in interest expense.

In connection with the issuance of the Debentures and the Warrants, the Company recognized deferred financing costs of $92. These costs are being amortized over the life of the Debentures.  These costs are recognized under prepaid expenses and other current assets in the accompanying condensed balance sheet.

The convertible debentures are subject to a registration rights agreement and the company has until December 31, 2012 to file.  If the Company does not file by this date it will be subject to penalties.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

11.	STOCKHOLDERS DEFICIT

Private Placements

Lincoln Park Capital

On March 7, 2011, the Company signed a Purchase Agreement with Lincoln Park Capital Fund, LLC (“LPC”), an accredited investor, pursuant to which the Company, at its sole discretion, over a 30-month period beginning on May 12, 2011, the effective date of the registration statement covering the sale of those shares, may sell up to $15,000 worth of shares of its common stock.  Under the Purchase Agreement, subject to the satisfaction of certain conditions as set forth in the Purchase Agreement, on any business day selected by the Company and as often as every two business days, the Company may direct LPC to purchase up to $50 worth of its common stock. The purchase price per share is equal to the lesser of:

●	the lowest sale price of the common stock on the purchase date; or

●	the average of the three lowest closing sale prices of the common stock during the 12 consecutive business days prior to the date of a purchase by LPC (the “Purchase Price”).

The Purchase Price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the Purchase Price.

The amount that the Company may sell to LPC as often as every two business days will increase as follows:  (i) to $75 if, on the purchase date, the closing sale price of a share of common stock is not below $0.40 per share; (ii) to $150 if, on the purchase date, the closing sale price of a share of common stock is not below $0.60 per share; (iii) to $250 if, on the purchase date, the closing sale price of a share of common stock is not below $0.90 per share; and (iv) to $500 if, on the purchase date, the closing sale price of a share of common stock is not below $1.50 per share.  The Purchase Price at which LPC would purchase these higher amounts of common stock will be the lesser of (1) the lowest sale price of a share of common stock on the purchase date and (2) the lowest Purchase Price during the 10 consecutive business days prior to the purchase date.  If the Purchase Price would be below $0.20 the Company cannot sell its common stock to LPC.

During the fiscal year ending June 30, 2012, the Company sold 1,830,000 shares of common stock to LPC under the Purchase Agreement for aggregate gross proceeds of $400, offset by placement fees of $19.  In connection with these purchases, the Company issued an additional 23,000 shares of common stock as commitment fees to LPC.

Other

From July 1, 2011 through June 30, 2012, the Company issued 2,172,000 shares of common stock for gross proceeds of $567 in private placement transactions.

Stock Options

Common stock available for equity awards under the 2008 Employee Stock Award and Incentive Plan, as amended (the “2008 Plan”), is 40,000,000 shares as of June 30, 2012. Under the 2008 Plan, stock option grants may be exercised for a period up to ten years from the date of grant. Option awards are granted with an exercise price equal to the market price of the Company’s stock on the date of grant and generally vest over three years.  At June 30, 2012, 15,393,000 shares are available for future grants under the 2008 Plan.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Option activity for the year ended June 30, 2012 and 2011is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at June 30, 2010	8,436,000	$0.43	9.0 years
Granted	11,835,000	$0.37
Share Exchange	6,000,000	$0.39
Exercised	-0-
Forfeited and Cancelled	(812,000)	$0.49
Outstanding at June 30, 2011	25,459,000	$0.39	9.0 years
Granted	5,417,000	$0.17
Exercised	-0-
Forfeited and Cancelled	(6,269,000)	$0.39
Outstanding at June 30, 2012	24,607,000	$0.32	8.5 years	$353
Exercisable at June 30, 2012	15,176,000	$0.37	8.0 years	$2

The aggregate intrinsic value represents the difference between the exercise price of the underlying awards and the market price of the Company’s common stock for those awards that have an exercise price below the market price at June 30, 2012.

The fair value of each time-based option award is estimated on the date of grant using a Black-Scholes option pricing model with the following assumptions:

	For the Period Ended June 30, 2012	For the Period Ended June 30, 2011
Average expected life (years)	6.0	6.0
Average risk free interest rate	3.3%	3.3%
Expected volatility	175%	228%
Expected dividend rate	0%	0%
Expected forfeiture rate	5%	5%

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

Option Grants and Cancellations

In June 2012, the Company entered into individually negotiated agreements with seven option holders (i.e., one director and six employees), owning an aggregate of 6,269,000 options with exercise prices ranging from $0.28 to $0.49 per share, pursuant to which the option holders agreed to cancel their existing options in consideration for the Company granting them new options for varying number of shares with a lower exercise price.  The aggregate number of new options granted under these agreements was 4,700,000 and the exercise price of the new options is $0.165, the fair market value of a share of the Company’s common stock on the date of grant of the new options.  The new options vest ratably on each of the first, second and third anniversaries of the date of grant.

The Company accounted for the transactions described above as a modification under SFAS No. 123(R). In accordance with SFAS No. 123(R), the Company will record the incremental fair value related to the exchanged awards, together with unamortized stock-based compensation expense associated with the unvested cancelled awards, over the remaining vesting period. The fair values of the exchanged options were estimated using the Black-Scholes option pricing model. The options that were cancelled have been included in the forfeited or cancelled line in the table above.

Stock Option expense for the year ended June 30, 2012 was $3,448.

Unrecognized compensation expense of $1,505 is expected to be recorded over the next 1.6 years.

Warrants

Warrant activity for the fiscal year ended June 30, 2012 is as follows:

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at June 30, 2010	7,689,000	$0.28
Granted	-0-
Exercised	-0-
Outstanding at June 30, 2011	7,689,000	$0.28	1.5 years
Granted	6,618,000	0.21
Exercised	-0-
Forfeited and Cancelled	2,822,000	0.17
Outstanding and exercisable at June 30, 2012	11,485,000	$0.25	2.4 years	$233

Other Uses – common stock

In July 2011, the Company issued 50,000 shares of common stock to pay a consulting firm for services rendered.  The fair value of the shares in connection with this transaction totaled $16.  In October 2011, the Company issued 20,000 shares of common stock to pay for marketing fees.  The fair value of the shares in connection with this transaction totaled $4.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

12.	COMMITMENTS AND CONTINGENCIES

Employment Arrangements

Greg Adams, Chief Financial Officer and Chief Operating Officer

Mr. Adams employment agreement, as amended, is entitled to receive a base salary of $200.  In the event of termination for any reason other than for “cause,” death or disability or if the Company decides not to renew the agreement, Mr. Adams will receive, in addition to payment of accrued salary and benefits through the date of termination of employment, a severance payment equal to the sum of (i) twenty-four months of his then applicable annual base salary; and (ii) the average of his last two annual cash bonuses, and all stock options held by the executive shall immediately vest and remain exercisable for the lesser of their original term or five years.

Jeff Marshall Separation Agreement

On May 16, 2011, William J. Marshall resigned from his positions as chairman and chief executive officer of the Company.  In connection with Mr. Marshall’s resignation, the Company and Mr. Marshall entered into a Separation Agreement (the “Agreement”) pursuant to which his employment agreement with the Company was terminated.  Under the Agreement, the Company will pay him all accrued and unpaid salary of $314.  As of June 30, 2012, the balance remaining is $171.

Settlement agreement

In September 2011, the Company entered into a settlement agreement with its attorneys who rendered legal services to Company in connection with the Zuckerman Litigation.  The Company and the attorneys agreed to reduce the outstanding balance of $454 to $200, which resulted in a gain on settlement of $254. As of June 30, 2012, the balance due was $75.

Lease Commitments

The Company’s current lease for its Hawthorne, NY headquarters expires on September 30, 2013.  Future minimum lease payments through the termination date total $51.

The Company’s lease for its Celebration, FL sales office expires on September 30, 2014.   Future minimum lease payments through the termination date total $97.

The Company also has a month to month lease of office space in Davis, California for $1 per month. This facility houses the Company’s lab and research and development personnel.

Rent expense totaled $100 and $179 for the years ended June 30, 2012 and 2011, respectively.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

13.	INCOME TAXES

The (provision) benefit for income taxes was $0 for the fiscal years ended 2012 and 2011, respectively.

The Company’s effective tax rate differs from the federal statutory rate of 34% as follows:

	June 30, 2012	June 30, 2011
Statutory federal tax (benefit) rate	(34%)	(34%)
State and local taxes, net of federal benefit	(7%)	(12%)
Loss of state NOL carryover	-	-
Permanent Difference	3%	(4%)
Valuation Allowance	38%	50%
Effective Tax Rate	0%	0%

The tax effects of temporary differences that give rise to deferred tax assets consist of the following:

	June 30, 2012	June 30, 2011
Net Operating loss carry forwards - Federal	$17,867	$14,092
Net Operating loss carry forwards – State	1,594	968
Stock based compensation	6,518	5,910
Long-term assets	268	209
Deferred Compensation	230	343
Reserves and allowances	380	372
Total deferred assets	26,857	21,894
Valuation allowance	(26,857)	(21,894)
Net deferred tax assets	$0	$0

As of June 30, 2012, the Company had federal and state net operating loss carry forwards of approximately $52,549.  If not used, these carry forwards will expire between 2028 and 2032.

The Company maintains a valuation allowance until it achieves and sustains an appropriate level of profitability.

Compensation expense recognized attributable to non-qualified stationary stock options give rise to temporary timing differences and are not tax deductible by the Company for federal and state income tax purposes until they are exercised.  When stock options are cancelled, the Company does not receive any tax benefit and records a reduction of the deferred tax asset, with an offsetting reduction to the valuation allowance.  Such reductions in deferred tax assets related to awards that were cancelled were $0 and $283 during the fiscal years ended 2012 and 2011.

During the fiscal years ended 2012 and 2011, the Company did not have unrecognized tax benefits and accordingly did not recognized interest expense or penalties related to unrecognized tax benefits.

The Company’s tax returns for fiscal years 2007 through 2011 are currently open to audit by the tax authorities under the statute limitations for relevant federal and state jurisdictions.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

14.	RELATED PARTY TRANSACTIONS

Inventek Collodial Cleaners, LLC (“Inventek”)

The Company purchased inventory from Inventek totaling $1,119 and $427 for the years ended June 30, 2012 and 2011, respectively.  As of June 30, 2012 and June 30, 2011, amounts due to Inventek were $572 and $192, respectively. As of June 30, 2012, Inventek beneficially owned approximately 6.4% of the Company’s issued and outstanding shares of common stock.

Marketiquette, Inc (“Marketiquette”)

The Company paid Marketiquette a total of $739 and $662 for the years ended June 30, 2012 and 2011, respectively, which are included in selling, general and administrative expenses.  As of June 30, 2012 and 2011, amounts due to Marketiquette were $284 and $194, respectively.  Our president’s wife is President and a director of Marketiquette.  As of June 30, 2012, Marketiquette beneficially owned approximately 5.2% of the Company’s issued and outstanding shares of common stock.

Techtronics Industries North America Inc. (“TTI”)

For the years ended June 30, 2012 and 2011, approximately 34% and 41% of the Company’s revenues, respectively, were earned from TTI.  As of June 30, 2012 and 2011 there were no amounts due from TTI.  As of June 30, 2012 and 2011, amounts due to TTI, included in accounts payable and accrued expenses, were $670 and $1,648, respectively.  As of June 30, 2012 and 2011 advances received from TTI for future sales of cleaning and performance products were $1,558 and $380, respectively.  As of June 30, 2012, TTI beneficially owned approximately 19.9% of the Company’s issued and outstanding shares of common stock.

Francesco Galesi (“Galesi”)

In December 2011 the Company entered into a ten-year limited exclusivity distribution agreement for G-branded products with E&B Green Solutions, L.P. (“Galesi”) and a separate agreement with Green Planet (“Galesi”).  Also in December 2011, the Company sold a $1,500 secured convertible debenture to Elysium Natural Resources, LLC (“Galesi”) (see note 10).  All of these entities are owned and controlled by Galesi, who, as of June 30, 2012, beneficially owned approximately 17.4% of the Company’s issued and outstanding shares of common stock.  In addition, the chief operating officer of Galesi’s real estate operations serves as the Company’s Chairman of the Board of Directors.  For the year ended June 30, 2012 and 2011, approximately 24% and 2% of the Company’s revenues, respectively, were generated from Galesi.  As of June 30, 2012 and 2011, amounts due from Galesi totaled $345 and $7, respectively.  As of June 30, 2012, the amounts due to Galesi included $2,338 of derivative liability and $314 of secured convertible debenture, net of debt discount plus accrued interest.

GREEN EARTH TECHNOLOGIES, INC.AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(in thousands, except share and per share data)

15.	CONCENTRATIONS OF RISK

Cash

The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation subject to certain limitations.

Accounts Receivable

The following customers represent the majority of the Company’s sales for the year ended:

	June 30, 2012	June 30, 2011
Sales
TTI	34%	41%
Galesi	24%	2%
Walmart	20%	28%
Menards	15%	19%

Accounts Receivable
Galesi	54%	-
Walmart	33%	35%
Menards	-	60%

Inventory and Accounts Payable

The Company purchases its performance products from Delta Petroleum Company (“Delta”), its cleaning products from Inventek and its power washer equipment products from TTI.  The Company’s inventory purchased from these vendors and accounts payable to these vendors is as follows:

	June 30, 2012	June 30, 2011
Inventory purchased
Inventek	$1,119	$427
Delta	4,956	5,135
TTI	973	1,278

Accounts Payable
Inventek	$572	$192
Delta	1,593	2,071
TTI	670	1,648

16.	SUBSEQUENT EVENTS

During the first quarter of fiscal 2013, TTI advanced the Company an additional $1,700 under the 12% secured note. As of September 14, 2012 the balance due to TTI was $3,200.  See footnote 8.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations and should rely only on the information contained or incorporated by reference into this Prospectus. This Prospectus is an offer to sell only the shares offered hereby by the selling shareholders but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date, regardless of the time of delivery of this Prospectus or of any sale of our common stock.

Prospectus

February 27, 2013

GREEN EARTH TECHNOLOGIES, INC.

55,147,059 Shares

common stock